UNITED STATES
Securities and Exchange Commission
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Retail Ventures, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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RETAIL VENTURES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
JUNE 3, 2008
AND
PROXY STATEMENT
IMPORTANT
Please complete, sign and date your proxy and promptly return it in the enclosed envelope. No postage is necessary if mailed in the United States.

RETAIL VENTURES, INC.
3241 Westerville Road
Columbus, Ohio 43224
(614) 471-4722
May 5, 2008
To the Shareholders of Retail Ventures, Inc.:
Notice is hereby given that the 2008 Annual Meeting of Shareholders of Retail Ventures, Inc. will be held at the corporate offices of DSW Inc., 810 DSW Drive, Columbus, Ohio 43219, on Tuesday, June 3, 2008, at 11:00 a.m. Eastern Daylight Savings Time, for the following purposes, all of which are more completely set forth in the accompanying proxy statement:
1.	To elect nine directors, each for a term of one year and until their successors are duly elected and qualified.

2.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Only shareholders of record at the close of business on April 10, 2008 are entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

/s/ James A. McGrady
James A. McGrady Executive Vice President, Chief Financial Officer, Treasurer and Secretary
YOUR VOTE IS IMPORTANT
You are urged to complete, date, sign and promptly return the enclosed form of proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States. Voting your shares by the enclosed proxy does not affect your right to vote in person in the event you attend the Annual Meeting. You are cordially invited to attend the Annual Meeting. If you attend, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy.

 i

RETAIL VENTURES, INC.
3241 Westerville Road
Columbus, Ohio 43224
(614) 471-4722
PROXY STATEMENT
The enclosed proxy is being solicited on behalf of the Board of Directors of Retail Ventures, Inc. for use at the Annual Meeting of Shareholders to be held at 11:00 a.m., Eastern Daylight Savings Time, on Tuesday, June 3, 2008, and any postponement or adjournment thereof (the “Annual Meeting”). Unless the context indicates otherwise all references in this proxy statement to “Retail Ventures,” “RVI,” “our” or the “Company” refer to Retail Ventures, Inc. The Notice of Annual Meeting of Shareholders, this proxy statement and the accompanying proxy card, together with the Company’s 2007 Annual Report to Shareholders which includes the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008 (the “2007 fiscal year”), are first being mailed to shareholders on or about May 5, 2008.
Only shareholders of record at the close of business on April 10, 2008, the record date, are entitled to notice of and to vote at the Annual Meeting. The total number of outstanding common shares entitled to vote at the Annual Meeting is 48,653,129. Each common share entitles the holder thereof to one vote upon each matter to be voted upon by shareholders at the Annual Meeting.
Without affecting any vote previously taken, a shareholder may revoke his or her proxy by giving a written notice of revocation to the Company at Retail Ventures, Inc., 3241 Westerville Road, Columbus, Ohio 43224, Attention James A. McGrady, Secretary. A shareholder may also change his or her vote by executing and returning to the Company a later-dated proxy or by giving notice of revocation at the Annual Meeting. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.
All properly executed proxies received by the Board of Directors will be voted as directed by the shareholder. All properly executed proxies received by the Board of Directors which do not specify how the common shares should be voted will be voted “FOR” the election of the director nominees listed below under the caption “Proposal No. 1: Election of Directors.”
The presence, in person or by proxy, of a majority of the outstanding common shares is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers who hold their customers’ shares in street name sign and submit proxies for such shares and vote such shares on some matters, but not others. This would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on “routine” matters, which includes the election of directors, but not on non-routine matters.
Solicitation of proxies may be made by mail, personal interview and telephone by officers, directors and regular employees of the Company, and by the employees of the Company’s transfer agent, National City Bank. In addition, the Company has retained a firm specializing in proxy solicitations, Georgeson Shareholder Communications, Inc., at a cost of approximately $1,500, to assist the Company with its proxy solicitation process. The Company will bear the entire cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of the Company’s common shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table sets forth information as of April 10, 2008 (except as noted below) relating to the beneficial ownership of our common shares by each person known by us to be the beneficial owner of more than 5% of our outstanding common shares. Amount of beneficial ownership for each person is based upon a review of and reliance upon such person’s filings with the Securities and Exchange Commission (the “SEC”). Percent of beneficial ownership for each person is based upon the 48,653,129 common shares, net of treasury shares, outstanding as of April 10, 2008, plus the number of common shares such person reported that it has the right to acquire within 60 days.

		Amount and nature
Title of	Name and	of beneficial
Class	address of beneficial owner	Ownership	Percent of class
(All of these are common shares)	Schottenstein Stores Corporation(1) 1800 Moler Road Columbus, Ohio 43207	29,614,268 (2)	50.1%

	Wellington Management Company, LLP(3) 75 State Street Boston, MA 02109	5,027,000	10.3%

	Black River Asset Management LLC(4) 12700 Whitewater Drive Minnetonka, MN 55343	3,416,832	7.0%

	Entrust Capital Inc.(5) 717 Fifth Avenue New York, NY 10022	3,405,280	7.0%

	Keeley Asset Management Corp(6) 401 South LaSalle Street Chicago, IL 60605	2,781,905	5.7%

(1)	Prior to the completion of the Company’s initial public offering on June 18, 1991, the Company was operated as the Department Store Division (the “Division”) of Schottenstein Stores Corporation (“SSC”). On that date, SSC transferred substantially all of the net assets of the Division to the Company in exchange for common shares of the Company. SSC is a closely-held Delaware corporation. SSC’s common stock is beneficially owned by certain of the Company’s directors and their family members, as follows, as of April 10, 2008:

	Shares of
Name of beneficial owner	SSC common stock		Percent of class
Jay L. Schottenstein	299.38139	(a)	78.4%
Geraldine Schottenstein	27.41707	(b)	7.2%
Ari Deshe	27.41707	(c)	7.2%
Jon P. Diamond	27.41707	(d)	7.2%

Total	381.63260		100.0%

(a)	Represents sole voting and investment power over 299.38139 shares held in irrevocable trusts for family members as to which Jay L. Schottenstein is trustee and as to which shares Mr. Schottenstein may be deemed to be the beneficial owner.

(b)	Represents sole voting and investment power over 27.41707 shares held by Geraldine Schottenstein, as trustee of an irrevocable trust for family members, as to which shares Geraldine Schottenstein may be deemed to be the beneficial owner.

(c)	Represents sole voting and investment power over 27.41707 shares held by Ari Deshe, as trustee of irrevocable trusts for family members, as to which shares Mr. Deshe may be deemed to be the beneficial owner.

(d)	Represents sole voting and investment power over 27.41707 shares held by Jon P. Diamond and his wife, Susan Schottenstein Diamond, as trustees of irrevocable trusts for family members, as to which shares Mr. Diamond may be deemed to be the beneficial owner.
(2)	SSC has sole power to vote and dispose of 29,614,268 common shares. Jay L. Schottenstein is a director, Chairman of the Board, President and Chief Executive Officer of SSC and has power to vote and dispose of shares of SSC held by various trusts. Total common shares beneficially owned by SSC are comprised of:
(a)	19,206,766 common shares owned of record and beneficially by SSC; and

(b)	SSC holds: (A) certain conversion warrants which provide SSC the right, from time to time, in whole or in part and subject to certain conditions, to: (i) acquire RVI common shares at $4.50 per share; (ii) acquire, from RVI, DSW Inc., a controlled subsidiary of the Company (“DSW”), Class A Common Shares, no par value (the “DSW Class A Shares”), at $19.00 per share; or (iii) acquire a combination thereof; and (B) certain term loan warrants which provide SSC the right, from time to time, in whole or in part and subject to certain conditions, to: (i) acquire RVI common shares at $4.50 per share; (ii) acquire, from RVI, DSW Class A Shares at $19.00 per share; or (iii) acquire a combination thereof. SSC has the right to acquire up to 8,333,333 RVI common shares upon full exercise of the conversion warrants, and up to 2,074,169 RVI common shares (subject to adjustment) upon full exercise of the term warrants. Based on information in a Schedule 13D/A filed by SSC on November 15, 2007. For more information about the conversion warrants and the term loan warrants, see “Certain Relationships and Related Transactions — Debt Agreements and Warrants.”

The 29,614,268 common shares do not include 67,944 common shares held by the Ann and Ari Deshe Foundation and 67,944 common shares held by the Jon and Susan Diamond Family Foundation, each a private charitable foundation. The foundations’ trustees and officers consist of at least one of the following persons: Geraldine Schottenstein, Jon P. Diamond and/or Ari Deshe, in conjunction with other Schottenstein family members.
(3)	Based on information set forth in a Schedule 13G filed on January 10, 2008 on behalf of Wellington Management Company, LLP (“Wellington Management”), who reported shared voting power with respect to 3,059,700 of such common shares and shared dispositive power with respect to such common shares. Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own such common shares which are held of record by its clients.

(4)	Based on information set forth in a Schedule 13G/A filed on February 14, 2008 on behalf of Black River Asset Management LLC (“Black River”) and Black River Global Equity Fund Ltd. (“Global Equity Fund”), each of whom reported sole voting power and sole dispositive power with respect to such common shares. The common shares are held by Global Equity Fund. Pursuant to an investment advisory agreement, Black River has investment and voting power with respect to the securities held by Global Equity Fund.

(5)	Based on information set forth in a Schedule 13G filed on January 29, 2008 on behalf of Entrust Capital Inc. (“Entrust”), Entrust Partners LLC (“Partners”), Entrust Partners Offshore LLC (“Offshore”), Gregg Hymowitz, Mark Fife and Michael Horowitz, each of whom reported shared voting power and shared dispositive power with respect to such common shares. Entrust, Partners and Offshore are registered investment advisers, and Messrs Hymowitz, Fife and Horowitz are control persons of such investment advisers.

(6)	Based on information set forth in a Schedule 13G filed on February 14, 2008 on behalf of Keeley Asset Management Corp., an investment adviser, who reported sole voting power with respect to 2,719,105 of such common shares and sole dispositive power with respect to such common shares.
Security Ownership of Management
The following table sets forth, as of April 10, 2008, information with respect to the Company’s common shares beneficially owned by each director and director nominee individually, by each of the executive officers named in the Summary Compensation Table set forth on page 33 of this proxy statement and by all directors and executive officers as a group:

		Amount and
Title of		nature of beneficial
Class	Name of beneficial owner	ownership (1)	Percent of class (2)
(All of these are	Henry L. Aaron(7)	48,500	*
common shares)
	Julia A. Davis	39,000	*
	Ari Deshe (3)(5)(7)	24,972	*
	Jon P. Diamond (3)(5)	0	*
	Elizabeth M. Eveillard	50,000	*
	James A. McGrady	271,000	*
	Steven E. Miller	40,600	*
	Jed L. Norden	80,000	*
	Lawrence J. Ring	20,000	*
	Jay L. Schottenstein (3)(4)(6)	247,800	*
	Harvey L. Sonnenberg	55,000	*
	James L. Weisman (7)	51,100	*
	Heywood Wilansky	330,000	*

	All directors and executive officers as a group (13 persons) (3)(4)(5)(6)(7)	1,257,972	2.5%

*	Represents less than 1% of the Company’s outstanding common shares, net of treasury shares.
(1)	Except as otherwise noted, the persons named in this table have sole power to vote and dispose of the shares listed.

Includes the following number of common shares as to which the named person has the right to acquire beneficial ownership upon the exercise of stock options within 60 days of April 10, 2008: Mr. Aaron,

41,000; Ms. Davis, 24,000; Ms. Eveillard, 32,500; Mr. McGrady, 251,000; Mr. Miller, 25,600; Mr. Ring, 19,000; Mr. Sonnenberg, 37,500; Mr. Weisman, 37,500; Mr. Wilansky, 250,000; and all directors and executive officers as a group, 718,100. Includes 15,000, 20,000, 80,000, 15,000 and 80,000 common shares for Ms. Davis, Mr. McGrady, Mr. Norden, Mr. Miller and Mr. Wilansky, respectively, as to which the named person has the right to acquire beneficial ownership upon the exercise of stock appreciation rights (“SARs”) within 60 days of April 10, 2008.

(2)	The percent is based upon the 48,653,129 common shares outstanding as of April 10, 2008, net of treasury shares, plus the number of common shares each person has the right to acquire within 60 days of April 10, 2008.

(3)	Does not include: 19,206,766 common shares owned of record and beneficially by SSC, 8,333,333 common shares issuable to SSC upon full exercise of the conversion warrants, and up to 2,074,169 common shares (subject to adjustment) issuable to SSC upon full exercise by SSC of the term loan warrants. Jay L. Schottenstein is the Chairman and Chief Executive Officer of SSC. Jay L. Schottenstein, Ari Deshe and Susan Diamond (spouse of Jon P. Diamond) are members of the Board of Directors of SSC. See Notes 1 and 2 to the preceding table and “Certain Relationships and Related Transactions — Debt Agreements and Warrants” for additional information regarding the Company’s relationships with SSC.

(4)	Includes 52,500 common shares owned by Glosser Brothers Acquisition, Inc. (“GBA”). Mr. Schottenstein is Chairman of the Board of Directors, President and a director of GBA and a trustee or co-trustee of family trusts that own 100% of the stock of GBA. Mr. Schottenstein disclaims beneficial ownership of the common shares owned by GBA.

(5)	Does not include 67,944 common shares held by the Ann and Ari Deshe Foundation and 67,944 common shares held by the Jon and Susan Diamond Family Foundation, each a private charitable foundation. The foundations’ trustees and officers consist of at least one of the following persons: Geraldine Schottenstein, Jon P. Diamond and/or Ari Deshe; in conjunction with other Schottenstein family members.

(6)	Includes 30,000 common shares as to which Jay L. Schottenstein shares voting and investment power as trustee of a trust which owns the common shares.

(7)	Includes 7,500 common shares held jointly by Mr. Aaron and his spouse, 10,000 common shares held by Mr. Deshe for the benefit of his children, 12,500 shares owned jointly by Mr. Weisman and his spouse and 500 common shares held by Mr. Weisman’s spouse.
The information with respect to beneficial ownership is based upon information furnished by each director or executive officer and information contained in filings made with the SEC. Certain of the persons listed in the table above, as of April 10, 2008, also have the right to acquire beneficial ownership of Class A Common Shares of DSW upon the exercise of stock options within 60 days of April 10, 2008, as follows: Ms. Davis, 6,000; Mr. McGrady, 8,000; Mr. Miller, 6,000 and Mr. Sonnenberg, 6,342.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
The number of members of the Company’s Board of Directors has been fixed at fourteen by action of the Board of Directors pursuant to the Company’s Amended and Restated Code of Regulations (the “Regulations”). Members of the Board of Directors serve until the annual meeting following their election or until their successors are duly elected and qualified. The Nominating and Corporate Governance Committee has nominated nine persons for election as directors of the Company with their terms to expire in 2009. If each of the nominees is elected, five vacancies will exist on the Board of Directors. Proxies cannot be voted for a greater number of persons than the number of nominees named below and in the form of proxy. The Board believes it is in the best interest of the Company to have vacancies on the Board to provide the Board with flexibility in the event that additional qualified director candidates are identified.
Set forth below is certain information relating to the director nominees:

		Positions with the Company,	Director
Name	Age	Principal Occupations and Business Experience	Since
Jay L. Schottenstein	53	Chairman of the Company, American Eagle Outfitters, Inc., a retail chain, and SSC since March 1992 and Chief Executive Officer of the Company from April 1991 to July 1997 and from July 1999 to December 2000. Since March 2005, Mr. Schottenstein also serves as Chairman and Chief Executive Officer of DSW. Mr. Schottenstein served as Chief Executive Officer of American Eagle Outfitters, Inc. from 1992 to 2002. Mr. Schottenstein served as Vice Chairman of SSC from 1986 until March 1992 and as a director of SSC since 1982. He served as President of the Furniture Division of SSC from 1985 through June 1993 and in various other executive capacities since 1976. Mr. Schottenstein is also a director of American Eagle Outfitters, Inc. and DSW.	1991

Henry L. Aaron*	74	Mr. Aaron presently serves as Senior Vice President of the Atlanta National League Baseball Club, Inc., a professional sports organization, as Chairman of 755 Restaurant Corp., a quick service restaurant company, and as a director of Medallion Financial Corp., a specialty finance company, along with a number of other private business interests.	2000

Ari Deshe	57	Chairman and Chief Executive Officer of Safe Auto Insurance Company, a property and casualty insurance company since 1996 and President and Chief Executive Officer of Safe Auto Insurance Company from 1993 to 1996. Prior to that, Mr. Deshe served as President of Safe Auto Insurance Agency from 1992 to 1993 and President of Employee Benefit Systems, Inc. from 1982 to 1992.	1997

		Positions with the Company,	Director
Name	Age	Principal Occupations and Business Experience	Since
Jon P. Diamond	50	Vice Chairman since November 2004, President and Chief Operating Officer since 1996 and Executive Vice President and Chief Operating Officer from 1993 to 1996 of Safe Auto Insurance Company. Mr. Diamond has served SSC in various management positions since 1983, including serving as Vice President of SSC from March 1987 to March 1993. Mr. Diamond is also a director of American Eagle Outfitters, Inc.	1991

Elizabeth M. Eveillard*	61	Ms. Eveillard is an independent consultant since 2003. Ms. Eveillard served as Senior Managing Director and a Consultant, Retailing and Apparel Group, of Bear, Stearns & Co., Inc., an investment banking company, from 2000 until 2003. Prior to that time, Ms. Eveillard served as the Managing Director, Head of Retailing Industry Group, of PaineWebber Inc., a brokerage firm, from 1988 to 2000. From 1972 to 1988, Ms. Eveillard held various executive positions including Managing Director in the Merchandising Group with Lehman Brothers. Ms. Eveillard is also a director of Tween Brands, Inc. and Birks & Mayors, Inc.	2001

Lawrence J. Ring*	59	Chancellor Professor of Business Administration and (2004) EMBA Alumni Distinguished Professor of Executive Education, The Mason School of Business, The College of William and Mary (“W&M”) since 2001. In addition, Mr. Ring has also been an Adjunct Professor of Business Administration, The School of Executive Education, Babson College since 2000. From 1997 to 2002, Mr. Ring served as Faculty Coordinator of Executive Programs at W&M. From 1991 to 2000, he served as Professor of Business Administration at W&M, and from 1994 to 2002, he served as Adjunct Assistant Professor, Department of Family and Community Medicine, Eastern Virginia Medical School. Professor Ring is also a member of the Board of Directors of: C. Lloyd Johnson Company, Inc., Norfolk, Virginia; Mr. Price Group, Ltd., Durban, South Africa; and the Williamsburg Landing Corporation. He also served as a member of the International Advisory Board of Angus and Coote Jewelers, Sydney, Australia from 2000 to 2007.	2005

Harvey L. Sonnenberg*	66	Senior Partner and CPA in the consulting firm Weiser LLP since November 1994. Mr. Sonnenberg is active in a number of professional organizations including the American Institute of CPAs and the New York State Society of CPAs and has long been involved in rendering professional services to the retail and apparel industry. Mr. Sonnenberg is also a director of DSW.	2001

James L. Weisman*	69	President and member of Weisman Goldman Bowen & Grzywinski, LLP, formerly Weisman Goldman Bowen & Gross, LLP, a Pittsburgh, Pennsylvania law firm since 1998 and its predecessor law firms since 1978. Mr. Weisman has been in the private practice of law in Pittsburgh since 1963. Mr. Weisman has extensive experience in working with retail clients having prior to being elected to the Board of RVI in 2001 provided legal services to among other clients Value City Department Stores, Inc., Schottenstein Stores Corporation and American Eagle Outfitters, Inc. His primary areas of practice have been in business transactions and reorganizations, and overseeing, directing and participating in civil litigation.	2001

		Positions with the Company,	Director
Name	Age	Principal Occupations and Business Experience	Since
Heywood Wilansky	60	President and Chief Executive Officer of the Company since November 2004. Prior to joining the Company, he served as President and Chief Executive Officer of Filene’s Basement, Inc., a retailer and subsidiary of the Company (“Filene’s Basement”), from February 2003 to November 2004. Mr. Wilansky was a Professor, Global Retail Management, University of Maryland Business School from August 2002 to February 2003. From August 2000 to January 2003, he was President and Chief Executive Officer of Strategic Management Resources, LLC, a consulting firm. From August 1995 to July 2000, he was President and Chief Executive Officer of Bon Ton Stores. Mr. Wilansky is also a director of Bertucci’s Corporation and DSW.	2005

*	Independent Directors under New York Stock Exchange (“NYSE”) listing standards.
Unless otherwise directed, the persons named as proxies in the accompanying proxy card will vote the proxies “FOR” the election of the above-named director nominees, each to serve for a term of one year and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. While it is contemplated that all nominees will stand for election, in the event any person nominated fails to stand for election, or is unable to serve or for good cause will not serve as a director, the proxies will be voted for such other person or persons as may be designated by the directors. Management has no reason to believe that any of the above-mentioned persons will not stand for election or serve as a director if elected.
Under Ohio law and the Company’s Regulations, the nine nominees receiving the greatest number of votes “FOR” their election will be elected as directors. Common shares as to which the authority to vote is withheld and broker non-votes will not be counted toward the election of directors or toward the election of the individual nominees specified on the proxy.
Your Board of Directors unanimously recommends a vote “FOR” each of the director nominees named above.

EXECUTIVE OFFICERS
The following persons are executive officers of the Company. Our officers are elected annually by our Board and serve at the pleasure of the Board.
Heywood Wilansky, age 60, became our President and Chief Executive Officer in November 2004. Mr. Wilansky has been a director of the Company since June 2005 and a director of DSW since March 2005. Before joining Retail Ventures, Mr. Wilansky served as President and Chief Executive Officer of Filene’s Basement, a subsidiary of Retail Ventures, from February 2003 to November 2004. Mr. Wilansky was a professor of marketing at the University of Maryland business school from August 2002 to February 2003. From August 2000 to January 2003, he was President and Chief Executive Officer of Strategic Management Resources, LLC. From August 1995 to July 2000, he was President and Chief Executive Officer of Bon Ton Stores. Prior to that, he was with The May Department Stores Company for more than 19 years, last serving as President and Chief Executive Officer of the Foley’s division from 1992 to 1995 and President and Chief Executive Officer of the Filene’s division from 1991 to 1992.
James A. McGrady, age 57, became our Executive Vice President, Chief Financial Officer, Treasurer and Secretary in December 2002. He served as our Chief Financial Officer, Treasurer and Secretary from July 2000 until December 2002. Mr. McGrady is also a Vice President of DSW. From 1986 until July 2000, Mr. McGrady served as Vice President and Treasurer of Big Lots, Inc. From 1979 through 1986, Mr. McGrady was in the practice of public accounting with KPMG Main Hurdman.
Julia A. Davis, age 47, became our Executive Vice President and General Counsel in January 2003. She also served as Executive Vice President, General Counsel and Secretary of DSW from July 2005 until April 10, 2006. Prior to joining the Company, Ms. Davis was a partner in the Columbus office of the law firm of Vorys, Sater, Seymour and Pease LLP. Ms. Davis has 19 years of private legal practice primarily representing and advising national and regional retailers in a wide variety of employment matters.
Jed L. Norden, age 57, became our Executive Vice President and Chief Administrative Officer as of February 1, 2006. Prior to accepting this position with the Company, Mr. Norden served as Executive Vice President of Human Resources for Retail Ventures Services, Inc., a subsidiary of Retail Ventures, Inc. From 2002 to 2003, Mr. Norden served as Vice President of Human Resources for Ultimate Electronics. Prior to serving in that position, Mr. Norden served as Corporate Senior Vice President of Human Resources for Payless ShoeSource, Inc. from 1985 to 2002. Mr. Norden has also held various management positions at May Department Stores Company and Ingersoll-Rand Corporation. Mr. Norden’s employment with the Company was terminated without cause effective May 2, 2008 pursuant to corporate restructuring and elimination of his position.
Steven E. Miller, age 49, became our Senior Vice President Controller in May 2003 after joining the Company in September 2000 as its Vice President Controller. Since July 2005, he has served as Senior Vice President and Controller of DSW. Prior to joining the Company, Mr. Miller served as Chief Financial Officer of Spitzer Management, Inc. beginning in 1998. From 1993 through 1998, Mr. Miller held various positions with Big Lots, Inc. including Director, Assistant Treasurer and Assistant Controller.

OTHER DIRECTOR INFORMATION, COMMITTEES OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION
General
A total of fourteen meetings of the Board of Directors of the Company was held during the 2007 fiscal year and the Board took action by unanimous written consent 2 times during fiscal 2007. Other than Mr. Aaron, all directors attended more than 75 percent of the aggregate of (i) the total number of meetings held by the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which that director served during the period each served as a director or as a committee member.
There are no family relationships among our directors and executive officers except that Messrs. Deshe and Diamond are each married to a sister of Mr. Schottenstein.
The Company’s Corporate Governance Principles provide that all incumbent directors and director nominees are encouraged to attend the annual meeting of shareholders. Messrs. Schottenstein, Deshe, Diamond, Sonnenberg, Weisman and Wilansky attended the annual meeting of shareholders in 2007.
Corporate Governance Principles
In March 2004, the Board of Directors adopted Corporate Governance Principles that address Board structure, membership (including nominee qualifications), performance, operations and management oversight. A copy of the Corporate Governance Principles can be found at the Company’s corporate and investor website at www.retailventuresinc.com and is available in print (without charge) to any shareholder upon request.
In accordance with the Company’s Corporate Governance Guidelines and applicable NYSE listing standards, the Company’s non-management directors meet in regularly scheduled executive sessions (without management present).The non-management directors of the Company alternate as the chair of such executive sessions as deemed appropriate by such directors. In addition, the Company’s independent directors meet in executive session as appropriate matters for their consideration arise but, in any event, at least once a year.

Director Independence
Our director independence standards are set forth in our Corporate Governance Principles, a copy of which can be found at our corporate and investor website at www.retailventuresinc.com. The Corporate Governance Principles provide that it is a policy of the Board of Directors that a majority of the directors should be persons who have been affirmatively determined by the Board to be independent. A director will be designated as independent if he or she (i) has no material relationship with us or our subsidiaries; (ii) satisfies the other independence criteria specified by applicable NYSE listing standards; (iii) has no business conflict with us or our subsidiaries; and (iv) otherwise meets applicable independence criteria specified by law, regulation, exchange requirement or the Board of Directors. During its review of director independence for fiscal 2007, the Board considered whether there were any transactions, relationships or arrangements between the Company and any director or any member of his or her immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder). As a result of this review, the Board of Directors has affirmatively determined that the following persons had no such transactions, relationships or arrangements and qualified as independent under our director independence standards:
Henry L. Aaron
Elizabeth M. Eveillard
Lawrence J. Ring
Harvey L. Sonnenberg
James L. Weisman
The Board of Directors has a standing Nominating and Corporate Governance Committee, Compensation Committee, Audit Committee (each of which is comprised solely of independent directors) and Strategic Planning and Enterprise Risk Assessment Committee. The Nominating and Corporate Governance Committee recommended that the Community Affairs Committee be dissolved, which was confirmed by the Board of Directors in March, 2008.
Nominating and Corporate Governance Committee
The members of the Nominating and Corporate Governance Committee are Messrs. Weisman (Chair), Aaron and Sonnenberg and Ms. Eveillard, each of whom is independent in accordance with the applicable SEC rules and listing standards of NYSE. A current copy of the Nominating and Corporate Governance Committee Charter, which was approved by the Board in September 2006, can be found on the Company’s corporate and investor website at www.retailventuresinc.com and is available in print (without charge) to any shareholder upon request.
The Nominating and Corporate Governance Committee met two times during the 2007 fiscal year and took action by unanimous written consent once during fiscal 2007. Its functions include assisting the Board in determining the desired qualifications of directors, identifying potential individuals meeting those qualification criteria, recommending to the Board a slate of nominees for election by the shareholders and reviewing candidates nominated by shareholders. In addition, the Nominating and Corporate Governance Committee develops and reviews the Corporate Governance Principles, makes recommendations to the Board of Directors with respect to other corporate governance principles applicable to the Company, oversees the annual evaluation of the Board and committees of the Board, reviews management and Board succession plans and provides education for the Board.
The Nominating and Corporate Governance Committee meets to discuss, among other things, identification and evaluation of potential director candidates. Although there are no specific minimum qualifications that a director candidate must possess, potential candidates are identified and evaluated according to the qualification criteria set forth in the Board’s Corporate Governance Principles, which includes, among other attributes, such candidate’s independence, character, diversity, age, skills and experience. In identifying potential candidates for Board membership, the Nominating and Corporate Governance Committee considers recommendations from the Board of Directors, shareholders and management. Pursuant to its charter, the Nominating and Corporate Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying director candidates. No such consultants or search firms were retained during the 2007 fiscal year.
The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for the 2009 annual meeting of shareholders, provided that the names of such nominees are submitted in writing, not later than January 5, 2009, to the Company (Attn: James L. Weisman). Each such submission must include: (a) as to the nominee, (i) name, age, business address and residence address; (ii) principal occupation or employment; (iii) the class and number of shares of the Company beneficially owned; and (iv) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (b) as to the shareholder recommending the nominee, (i) name and record address; and (ii) the class and number of shares of the Company beneficially owned. Such recommendation shall be accompanied by a consent signed by the nominee evidencing a willingness to serve as a director, if nominated and elected, and a commitment by the nominee to meet personally with the Nominating and Corporate Governance Committee members.
Other than the submission requirements set forth above, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for director based on whether the nominee is recommended by a shareholder.
Mr. Wilansky, President and Chief Executive Officer of the Company, was appointed to the Board of Directors pursuant to his employment agreement with the Company.
Compensation Committee
The members of the Compensation Committee are Ms. Eveillard (Chair) and Messrs. Aaron, Sonnenberg, Ring and Weisman. Each member of the Compensation Committee is (1) an “independent director” as defined by Section 303A.00 of the NYSE listed company manual, (2) a “non-employee director” as defined by Rule 16b-3 under the Exchange Act and (3) an “outside director” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended.
A current copy of the Compensation Committee Charter, which was approved by the Board in September 2006, can be found on the Company’s corporate and investor website at www.retailventuresinc.com and is available in print (without charge) to any shareholder upon request.
The Compensation Committee met thirteen times during the 2007 fiscal year and took one action by unanimous written consent. The Compensation Committee’s functions include: (i) reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for the Chief Executive Officer; (ii) evaluating the Chief Executive Officer’s performance and, based upon these evaluations, setting the Chief Executive Officer’s annual compensation; (iii) reviewing the performance and approving the evaluation process and compensation structure of the Company’s other executive officers; (iv) making recommendations to the Board with respect to the Company’s incentive compensation, retirement and other benefit plans; (v) making administrative and compensations decisions under such plans; and (vi) recommending to the Board of Directors the compensation for non-employee Board members.
Additional information concerning the Compensation Committee’s processes and procedures for determining executive compensation is provided within the “Compensation Discussion Analysis”.

Compensation Committee Interlocks and Insider Participation
With respect to the 2007 fiscal year, there were no interlocking relationships between any executive officer of the Company and any entity whose directors or executive officers served on the Board of Directors or the Compensation Committee.
Audit Committee
The Company has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee met fourteen times during the 2007 fiscal year. Additional information concerning the Audit Committee, including its members and a summary of its functions, is provided below under the caption “Audit Committee Report.”
Community Affairs Committee
The Board of Directors formed the Community Affairs Committee in December 2003 to advise management on community affairs and public relations matters. The members of the Community Affairs Committee are Messrs. Aaron (Chair), Sonnenberg, Ring, Diamond and Weisman. The Community Affairs Committee met once during the 2007 fiscal year. The Nominating and Corporate Governance Committee recommended that the Community Affairs Committee be dissolved, which was confirmed by the Board of Directors in March, 2008.
Strategic Planning and Enterprise Risk Assessment Committee
The Board of Directors formed the Strategic Planning and Enterprise Risk Assessment Committee (the “Strategic Committee”) in December 2006 to assist the Board of Directors in its long-range financial, strategic planning and enterprise risk assessment efforts. The members of the Strategic Committee are Messrs. Ring (Chair), Schottenstein and Wilansky. The Strategic Committee met ten times during the 2007 fiscal year.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who are beneficial owners of more than ten percent of the Company’s common shares to file reports of ownership and changes of ownership with the SEC and NYSE. The Company assists its directors and executive officers in completing and filing those reports. Based solely on a review of copies of those reports furnished to the Company and representations of the Company’s directors and officers that no other reports were required, the Company believes that all filing requirements applicable to our directors, executive officers and greater than ten percent beneficial owners were complied with during the last completed fiscal year.
Code of Ethics and Corporate Governance Information
The Company has adopted a code of ethics that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and an additional code of ethics that applies to its senior financial officers. These codes of ethics, designated by the Company as the “Code of Conduct” and the “Code of Ethics for Senior Financial Officers,” respectively, can be found on the Company’s investor website at www.retailventuresinc.com and are available in print (without charge) to any shareholder upon request. The Company intends to disclose any amendment to, or waiver from, any applicable provision of the Code of Conduct or Code of Ethics for Senior Financial Officers (if such amendment or waiver relates to elements listed under Item 406(b) of Regulation S-K and applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) by posting such information on the Company’s corporate and investor website at www.retailventuresinc.com.

AUDIT AND OTHER SERVICE FEES
The Audit Committee has adopted a policy under which audit and non-audit services to be rendered by the Company’s independent registered public accounting firm are pre-approved. The Audit Committee’s Pre-Approval Policy (the “Pre-Approval Policy”) can be found on the Company’s corporate and investor website at www.retailventuresinc.com. Prior to the engagement of the independent registered public accounting firm for any audit or permissible non-audit services, the engagement must be (1) pre-approved pursuant to the Pre-Approval Policy or (2) specifically approved by the Audit Committee. The Pre-Approval Policy is designed to assure that the provision of such services does not impair the independence of the Company’s independent registered public accounting firm and is summarized below.
•	Delegation - The Audit Committee may delegate pre-approval authority to one or more of its independent members provided that the members to whom such authority is delegated report any pre-approval decisions to the Audit Committee at its next meeting. The Audit Committee will not delegate to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

•	Audit Services - Annual audit, review and attestation engagement terms, conditions and fees are subject to the specific pre-approval of the Audit Committee. Any changes in the terms, conditions or fees resulting from changes in the scope of audit and audit-related services require the Audit Committee’s approval. The known or anticipated audit services to be performed by the independent registered public accounting firm in connection with its engagement are subject to the specific or general pre-approval of the Audit Committee.

•	Audit-Related Services — Audit-related services that are reasonably related to the audit or review of the Company’s financial statements and that do not impair the independence of the independent registered public accounting firm are subject to the specific or general pre-approval of the Audit Committee.

•	Tax Services - The Audit Committee believes that our independent registered public accounting firm can provide tax services to us such as tax compliance and certain tax advice without impairing its independence. In no event, however, will the independent registered public accounting firm be retained in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations or similar regulations of other applicable jurisdictions.

•	Other Services - Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee.

•	Fees - Pre-approved fee levels for all services to be provided by the independent registered public accounting firm will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval of the Audit Committee. Each year the independent registered public accounting firm will provide the Audit Committee with an estimate of the fees for its anticipated services. Each quarter, the independent registered public accounting firm will provide the Audit Committee with a report of the audit, audit-related, tax and other services provided together with the actual fees incurred. Any changes to the estimate of services and fees will be discussed quarterly by the Audit Committee and, if necessary, revised.

No services were provided by the independent public accounting firm during the 2007 fiscal year that were approved by the Audit Committee under SEC Regulation S-X Section 2-01(c)(7)(i)(C) (which addresses certain services considered de minimus which may be approved by the Audit Committee after such services have been performed).
The following table sets forth the aggregate fees for professional services rendered by Deloitte & Touche LLP for each of the last two fiscal years of the Company.

	2007	2006
Audit fees (1)	$1,367,000	$2,053,255
Audit-related fees (2)	—	383,062
Tax fees	—	—
All other fees	—	—

Total	$1,367,000	$2,436,317

(1)	Includes services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q, assessment of internal controls in the Company’s Annual Report on Form 10-K and other audit services normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements.

(2)	Includes assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements not reported as “audit fees.” During fiscal 2006, audit-related fees included audits performed related to the Company’s issuance of Premium Income Exchangeable Securities, or PIES.

AUDIT COMMITTEE REPORT
The members of our Audit Committee are Messrs. Sonnenberg (Chair), Ring, Weisman and Ms. Eveillard. The Board of Directors has determined that each member is independent and financially literate in accordance with the applicable SEC rules and listing standards of the NYSE. The Board of Directors has also determined that our Audit Committee’s Chair, Harvey L. Sonnenberg, qualifies as an audit committee financial expert as such term is defined by the SEC under Item 407(d) of Regulation S-K. Although our Board of Directors has determined that Mr. Sonnenberg is a financial expert as defined under SEC rules, his responsibilities are the same as those of the other Audit Committee members. No member of the Audit Committee is currently serving on the audit committees of more than three public companies.
The Audit Committee operates under a written charter, which is available on the Company’s corporate and investor website at www.retailventuresinc.com and is available in print (without charge) to any shareholder upon request. Under the charter, the Audit Committee’s responsibilities include, among other items:
•	Review of the Company’s annual financial statements to be included in its Annual Report on Form 10-K and recommend to the Board of Directors whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K;

•	Review of the Company’s quarterly financial statements to be included in its Quarterly Reports on Form 10-Q;

•	Oversight of the Company’s relationship with its independent registered public accounting firm, including:
•	Appointment, compensation, retention, termination and oversight of the work of the independent registered public accounting firm and

•	Pre-approval of all auditing services and permitted non-audit services by the independent registered public accounting firm;
•	Oversight of the Company’s internal controls;

•	Oversight of the review and response to complaints made to the Company regarding accounting, internal accounting controls and auditing matters;

•	Assuring compliance with legal and regulatory requirements;

•	Oversight of the Company’s internal audit function; and

•	Review and approval of related party transactions.
The Company’s management is responsible for the Company’s internal controls and preparing its consolidated financial statements. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon. Its audit is performed in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee is responsible for overseeing the conduct of these activities. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and on representations made by the Company’s management and its independent registered public accounting firm.
In conducting its oversight function, the Audit Committee discusses with the Company’s internal auditors and independent registered public accounting firm, with and without management present, the overall scope and plans for their respective audits. The Audit Committee also reviews the Company’s programs and key initiatives to design, implement and maintain effective internal controls over financial reporting and disclosure controls.
The Audit Committee has the sole discretion, in its areas of responsibility and at the Company’s expense, to engage independent advisors as it deems appropriate and to approve the fees and retention terms of such advisors.
The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their respective audits, the evaluations of the Company’s internal controls and the overall quality of its financial reporting. The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the fiscal year ended February 2, 2008. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP its report on the Company’s annual financial statements.
The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Audit Committee discussed with Deloitte & Touche LLP its independence from management, and the Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).
Based on its review of the audited consolidated financial statements and the discussions with management and Deloitte & Touche LLP referred to above, the Audit Committee recommended to the Board of Directors the inclusion of the audited financial statements for the fiscal year ended February 2, 2008 in the Company’s Annual Report on Form 10-K for filing with the SEC.
Respectfully submitted,
Audit Committee
Harvey L. Sonnenberg, Chair
Elizabeth M. Eveillard
Lawrence J. Ring
James L. Weisman

COMPENSATION DISCUSSION AND ANALYSIS
Overview of the Compensation Committee of the Board
The Compensation Committee of Retail Ventures (in this section the “Committee”) is comprised of five independent non-employee directors. The Committee sets the principles and strategies that serve to guide the design of the compensation programs of the Company’s named executive officers (“NEOs”). The Committee annually evaluates the performance of the CEO and the other NEOs. Taking their performance evaluations into consideration and other factors as set forth below, the Committee then approves their compensation levels, including equity-based awards. The Committee has appointed an independent compensation consultant to assist it with its responsibilities. The compensation consultant reports directly to the Committee. The Committee is regularly provided briefing materials proposed by management and the independent consultant. The Committee periodically meets in executive session with its independent consultant with and without members of management present, and reports to the Board of Directors on its actions.
In addition to other actions described below, during fiscal year 2007 and in fiscal 2008 thus far, the Committee:
•	Approved performance targets for NEOs for fiscal year 2007 based on the achievement of specific performance goals, which were focused on Filene’s Basement segment Earnings Before Interest and Taxes (“EBIT”), Value City Department Store’s cumulative cash flow and DSW Inc. net income. For these purposes EBIT is calculated as net income or loss before interest expense, income tax and the change in fair value of derivatives. In early 2007, the Committee also discussed a potential successful completion bonus for the sale or liquidation of Value City.

•	Reviewed and addressed the retention of key executive talent in the context of the Value City strategic alternatives initiative and other critical issues faced at the Company. The Value City strategic alternatives initiative was announced on December 6, 2006, included the review of Value City by a number of potential buyers, and concluded with the announcement on January 23, 2008 of RVI’s disposition of an 81% ownership interest in Value City to new majority owners.

•	Reviewed the status of the Company’s CEO in regard to a possible change in scope of duties and responsibilities due to the strategic review of Value City.

•	Reviewed overall corporate performance, and also reviewed compensation levels for NEOs against a peer group survey of appropriately-sized retail companies.

•	Reviewed performance achieved during fiscal year 2007 relative to the pre-approved targets. In determining the annual awards, the Committee considered the objective data of the Company’s financial performance, including sales volume, operating profit and cash flow, resulting in a final EBIT performance number to be evaluated against the EBIT target for the year. The Committee also considered other significant achievements and contributions in determining whether to make discretionary awards, particularly the effort expended in pursuing and completing the Value City strategic alternatives initiative.

•	Approved all RVI equity awards made to any Company employee.

•	Reviewed the allocation and status of long-term and current compensation between cash and non-cash compensation and among different forms of non-cash compensation.

•	Reviewed and approved a new procedure for the administration of long-term equity awards and grants.

•	Approved performance targets for NEOs for fiscal year 2008 based on the achievement of specific performance goals, which were focused on Filene’s Basement Operating EBIT and corporate indirect shared service expense reductions.

•	Established base salaries for the NEOs for fiscal 2007 and fiscal 2008.

•	Undertook all other matters required on an annual basis under the Committee Charter.
Business Context for Fiscal Year 2008
Value City
Value City principally served customers in the low to middle income bracket, when a subsidiary of Retail Ventures. The U.S. retail economy for 2007 was adversely impacted by a number of external factors including a weak housing market, the consumer credit crunch, unusual warm weather patterns and increased consumer energy spending. For Value City, these factors contributed to declining customers and sales. The Company had previously announced in December, 2006 plans to review strategic alternatives for the Value City business including the possibility of a sale of the division. Throughout fiscal year 2007, the Company focused significant energy in the comprehensive review of strategic alternatives. Because of Value City’s poor financial performance, management significantly reduced the purchase of inventory for the 2008 spring and summer seasons in anticipation of a sale or liquidation. The strategic review concluded on January 23, 2008 with the disposition of the Value City chain, wherein new owners acquired an 81% majority interest in the holding company formed to hold Value City and two related subsidiaries. The Company retained a 19% interest in this holding company, and has agreed to provide continuing corporate shared services to Value City for up to a year to support its transition to the new owners’ business plan.
Filene’s Basement
For the Filene’s Basement business, the strategy is to expand this brand through opening new stores and remodeling existing stores. For fiscal year 2007, Filene’s Basement opened six new stores and has plans to open at least one new store and remodel one to three stores in fiscal year 2008.
DSW Inc.
The controlled DSW subsidiary remained a growth business throughout the year with the Company providing shared services to the DSW subsidiary. DSW is governed by it own Board of Directors and has its own Compensation Committee composed of independent DSW directors. Mr. Miller, our Senior Vice President and Controller, also serves as DSW’s Senior Vice President and Controller.

Components of Executive Compensation and the Design of NEO Compensation Programs

Primary Objective	Influences Our Ability To:
Pay competitively.	Attract and retain outstanding executives.

Pay for performance.	Motivate executives to achieve our business and strategic goals.

Design compensation programs that support the Company’s businesses with emphasis on critical short-term objectives and retention as well as incentives for establishing long-term shareholder value.	Establish measurable and/or quantifiable measurements that reflect long-term shareholder value.
The components of the Company’s executive compensation and the purpose of each are summarized in the following table as well as the target competitive position of each component. Target positions are indicated in relationship to the 50th and 75th percentiles of those peer companies against which the Company competes for executive talent (see “Benchmarking Executive Compensation Competitiveness” below). The competitiveness of the Company’s program is viewed by individual benchmark positions which are comprised of comparable executive positions. The Committee intends to provide target level compensation opportunity that falls within a reasonable target opportunity range. Because of the changes in the Company’s organization, its relationship to its subsidiary DSW Inc., and the Value City Department Stores LLC transaction, market survey data was obtained in a range of revenue from $281 million to $1.4 billion. This comparison offers a “blending” that the Committee believes more fairly reflects the organization relationships for executive compensation review purposes, given the restructuring of the Company relating to the disposition of an 81% interest in the ownership of Value City and the continuing shared service support provided by RVI NEOs to the Value City business. The Committee also sought to manage compensation comparisons for a reduced-size organization so as to minimize disruption and retain qualified NEOs.
The Committee compared total cash compensation, long-term incentive, and the combination of annual cash and long-term incentive opportunity against a defined retail peer group. The Committee also examined, at the same time, the unusual business uncertainty associated with the Value City strategic alternative review. The actual value delivered to any NEO may be above or below the range depending upon business financial and individual performance results. Our compensation structure also reflects an emphasis on the cash compensation components due to the fact that our previous credit facilities placed limitations on our ability to use equity, and because the cash compensation reinforced the performance most important to the Company.

The following table identifies and defines each executive compensation component:

Compensation
Components	Targeted Competitive Position	Purpose
Base salary	Above 75th percentile of the peer group at $750 million and $1.8 billion sales scopes	Fixed component of cash compensation intended to fairly compensate executive for the responsibility level of the position held.

Annual incentives	Targeted annual bonus opportunities are set in relation to the peer group 50th percentile of the peer group at a median sales scope of $741 million	Short-term variable component of cash compensation intended to motivate and reward the NEO’s contribution to achieving the Company’s short-term/annual financial objectives.

Long-term incentives	Opportunities are limited but viewed in relation to the peer group between 25th percentile and a median sales scope of $741 million	The longer-term variable component of cash compensation intended to motivate and reward the NEO’s contribution to achieving the Company’s long-term objectives.

Retirement and other benefits	Equal to median of peer group	Fixed component of compensation intended to protect against castastrophic expenses (healthcare, disability and life insurance) and to provide opportunity to save for retirement (401(k)).

Perquisites	Equal to or better than market median	Fixed component of cash compensation intended to provide an economic benefit to the Company in its ability to attract and retain executive talent.

Post-termination compensation (severance and change-in-control)	Equal to median of peer group	Fixed component of cash compensation intended to provide temporary income replacement following an executive’s involuntary termination without cause and, in the case of a change-in-control, only with respect to the Company’s CEO, to also provide some continuity of management during that event.
The CEO’s compensation was initially established pursuant to a 2004 employment agreement entered into when he assumed this position, and is composed of a base salary, plus a bonus with a target amount equal to base salary, plus restricted stock units (“RSUs”) and SARs. This employment agreement provides for automatic renewal in one-year increments, and the Committee decided to allow the one-year automatic extension for fiscal 2008. All RSUs have been exercised in 2007 and the status of the equity for the CEO will continue to be reviewed by the Committee in the first half of fiscal 2008. The other NEOs’ compensation includes a base salary, plus a bonus opportunity, SARs and, in certain cases, RSUs. The target bonus is equal to 45% to 50% of base salary. The RSUs are not considered equity compensation because they have no voting or dividend rights, can be exercised for cash, and are not granted pursuant to the 2000 Stock Incentive Plan.

Three crucial elements comprise the Company’s compensation programs for NEOs:
•	Base Salaries: Competitive base salaries are established at or above median to help balance overall total cash compensation for the absence of annual long-term equity grants and, in most cases, to also attract and retain a talented leadership team. When approving base salaries, the Committee considers many factors, including total compensation, the scope of responsibilities, years of experience, the competitive marketplace and the proven performance of the executive. Increases are based on contractual arrangements and merit and on a comprehensive performance management process that assesses each NEO’s leadership and performance over the previous year, as well as on the NEO’s potential for development and performance in the future.

•	Annual Cash Incentive Program: The Company provides an annual cash incentive program to recognize, motivate and reward individual and group performance. The Company’s 2007 Cash Incentive Compensation Plan (“2007 Plan”) was approved by the Committee on March 28, 2007 and by the shareholders at the Company’s annual shareholders meeting. The Committee administers the former and 2007 Plan as to NEOs and has full power to decide which NEOs participate in the 2007 Plan and the amount of the awards participants receive.

NEOs participate in the Company’s annual cash incentive program referred to as the MIP. The MIP is designed to motivate and reward NEOs by aligning pay with annual performance and reward NEOs for the achievement of financial objectives established at the beginning of each fiscal year. Bonuses are generally approved by the Committee in April of the subsequent fiscal year for the prior year’s performance and are based upon meeting established annual financial goals for the Company. The Committee approves target award levels for each NEO along with minimum threshold and maximum stretch award opportunities. The award opportunity ranges from 50% of the target opportunity at threshold to 200% of target opportunity at maximum stretch. The Committee also reserves the ability to consider achievement of established strategic objectives and certain qualitative factors for the NEOs as a group and individually in determining the total cash bonus to be paid to each NEO. At the beginning of fiscal year 2007, the Committee discussed a discretionary award pool for the NEOs as a result of the focused efforts by NEOs to market Value City in 2007. The Committee determined it had the authority to grant a discretionary award to the NEOs if the successful completion of strategic alternatives for Value City was achieved.

The Company does not have formal policies, nor did it require any in fiscal year 2007 because there were no applicable decisions, regarding the adjustment or recovery of awards or payments in the event that relevant performance measures are restated and adjusted in a manner that would reduce the size of such awards or payments.

•	Long-Term Equity and Equity-Related Incentives: To align the interests of management with long-term shareholder interests, the Committee provides long-term incentives to NEOs. The Committee administers the Company’s equity incentive plans and has the authority, in its discretion, to decide who will receive awards.

The Company has an Amended and Restated 1991 Stock Option Plan (the “1991 Plan”) that provided for the grant of options to purchase up to 4,000,000 common shares. Such stock option grants were generally exercisable 20% per year on a cumulative basis and remain exercisable for a period of ten years from the date of grant. No further awards are being granted under the 1991 Plan, but some current NEOs have outstanding options under the 1991 Plan.

The Company has an Amended and Restated 2000 Stock Incentive Plan (the “2000 Plan”) that provides for the issuance of awards to purchase up to 13,000,000 common shares to management, key employees of the Company and affiliates, consultants and directors of the Company. The 2000 Plan was originally approved by shareholders on August 29, 2001. The 2000 Plan provides for the issuance of stock options, SARs, restricted stock, performance units and performance shares. Stock options granted to NEOs and others generally vest 20% per year on a cumulative basis and remain exercisable for a period of ten years from the date of grant. Unless provided otherwise in the award agreements, all outstanding options granted under the Company’s equity incentive plans will become immediately exercisable in the event of a change in control, as defined in the 2000 Plan.
The Company has no requirement for NEOs to own RVI common shares. The Committee believes that the long-term equity and equity-related incentives created for the NEOs appropriately aligns their interests with those of the shareholders. The Company does have an Insider Trading Policy that prohibits insider trading and requires Company pre-clearance of trading in the common shares of the Company or the Class A Common Shares of its public subsidiary, DSW.
The Company does not have an ongoing, annual program of granting long-term equity or equity-related incentives. Instead, long-term equity incentives are included in the annual evaluation of compensation, to determine if the Committee’s described compensation objectives for NEOs are being met or require additional grants to achieve those objectives. If an NEO because of a promotion or otherwise has a new employment agreement, grants, and in particular front-loaded grants, are considered at that time. In addition, the Committee responds to requests by management for grants for purposes of retention. The long-term equity incentives granted to NEOs are typically in the form of stock options, standard or performance-based SARs, shares of restricted stock and RSUs. The long-term equity incentives are designed to reward NEOs for increasing long-term shareholder value, provide a competitive total compensation and to retain the NEOs at the Company. With respect to stock options and SARs, the exercise price is determined by the share price on the date of the grant. RSUs are granted to provide an additional mix of equity value in a compensation package, and to enhance the retention aspects of an NEO’s total compensation. RSUs are not granted pursuant to the 2000 Plan, although terms in the 2000 Plan that may be applicable to the RSUs are applied to those RSUs. The Committee reviews the degree to which past awards have been earned and retired, and considers future awards based on driving additional shareholder value and providing fair compensation for future performance.
The Committee provides grants of RSUs for the purpose of providing incentives for executives to remain with the Company because these grants have intrinsic value from the date of grant. The value of RSUs also increases with increases in stock price, but RSUs are typically granted in much smaller amounts than SARs because of the total value imparted in a grant of RSUs. The Committee believes a mix of SARs and RSUs provides optimal benefit for the Company at this time.
Beginning in fiscal year 2003, the Company issued SARs, subject to the applicable terms of the 2000 Plan. Some of these SARs are subject to an Option Price Protection Provision (“OPPP”) and are awarded at the greater of market value or $4.50 per share and are subject to a vesting schedule or a performance-accelerated vesting formula, as applicable. The OPPP provides that the issuance of any options to replace the SARs is contingent and entirely at the discretion of the Company. This was done because stock options were not available to be awarded due to loan-related restrictions on the issuance of stock options and other dilution considerations. Pursuant to an exercise of SARs, the grantee is compensated by the Company in the amount of the gain, if any, represented by the difference between the fair market value of a common share of RVI on the date of the exercise and the strike price per share. However, during the quarter ended November 3, 2007, the Committee determined to settle all future exercises of SARs granted under the 2000 Plan in the form of common shares, unless prohibited by the individual’s award agreement. The OPPP does not apply once SARs are actually exercised.
Beginning in fiscal year 2004, the Company issued RSUs to several NEOs. The RSUs typically vest annually in three equal installments, do not have voting or dividend rights and may be settled only in cash. On the date of vesting of any RSUs, the Company pays cash to the holder in an amount equal to the fair market value, as defined in the Company’s 2000 Plan, of a share of Company common stock.
DSW has a 2005 Equity Incentive Plan that provides for the issuance of options to purchase up to 4,600,000 DSW Class A common shares or the issuance of stock units to management, key employees of DSW and affiliates, consultants, and directors of DSW. Stock options generally vest 20% per year on a cumulative basis and remain exercisable for a period of ten years from the date of grant. The DSW Compensation Committee and Board of Directors, which act independently of the Company, have granted DSW stock options to some of the Company’s NEOs based on efforts in connection with the DSW IPO and past and ongoing services performed for DSW.
Other forms of compensation:
Benefits
The Company offers health and welfare plans to the NEOs consistent with those accorded to the general employee population including medical, life, dental and disability coverage as well as a qualified 401(k) retirement savings opportunity, all at the election and contribution of the NEO. The Company permits 401(k) contributions up to $15,500 and for NEOs that qualify by age, an additional $5,000 unmatched catch-up contributions for a total of $20,500, which is the limit established by the IRS for 2007. The Company provides a 100% match of contributions which does not exceed 3% of pay and a 50% company match of contributions from 3% to 5% of pay. The match is applied only to contributions up to $15,500 or up to a maximum compensation limit of $225,000 for 2007. The Company does not provide supplemental retirement plans, deferred compensation plans or special life insurance policies for the NEOs.
Perquisites
The CEO receives a monthly perquisite allowance and Company fuel card, while the other NEOs receive a car allowance and company fuel card. The Committee believes that the allowances and tax gross-ups incorporated into the allowances are in line with general industry practice for similar allowances provided to NEOs by competing retail organizations.
Other Compensation
The Company, in general, offers relocation and signing bonuses to ensure that the overall compensation package is competitive and attractive to the prospective executive. Protective measures are established to allow the Company to recover certain payments in the event the NEO terminates within the first year of employment. The Committee believes that these practices are in line with other competing retail organizations. The CEO, through his employment agreement, may request to relocate his principal residence from Boston to New York City. In the event this occurs, the Company agreed to purchase the CEO’s current residence at the CEO’s full investment as evidenced by receipts and supporting documentation, including all construction and “finishing” expenses. This option has not been exercised.

Benchmarking Executive Compensation Competitiveness
The Committee retained an independent executive compensation consulting firm, Watson Wyatt Worldwide Inc. (“Watson Wyatt”), to advise it on all elements of NEO compensation including base salary, short-term incentives and long-term equity compensation. The firm is independent from the Company. The Committee regularly reviews competitive data through surveys provided by its independent consultant. The Committee carefully reviews the data as a basis for guidance as to competitiveness, fairness, and retention decisions it makes regarding compensation packages. For fiscal year 2008, the Committee compared each NEO’s compensation against market compensation benchmarks drawn from a peer group of available publicly-traded retail industry companies (collectively, the “Peer Group”). With input from Watson Wyatt, the Committee selected the Peer Group to consist of appropriately-sized specialty retailing companies and competitors against which the Committee believes RVI competes for talent and shareholder investment, with the inherent limitation that only those publicly-traded companies could be incorporated. The Peer Group for 2008 is set forth below:

Peer Group Company	Peer Group Company
Aeropostale, Inc.	New York & Company, Inc.
The Buckle, Inc.	Pacific Sunwear of California, Inc.
The Cato Corporation	Syms Corp
Charlotte Russe Holding, Inc.	Tuesday Morning Corp
Christopher & Banks Corporation	Tween Brands, Inc.
Coldwater Creek, Inc.	United Retail Group, Inc.
Deb Shops, Inc.	Urban Outfitters, Inc.
The Dress Barn, Inc.	The Wet Seal, Inc.
Duckwall-Alco Stores, Inc.	Wilsons The Leather Experts, Inc.
J. Crew Group, Inc.
The Peer Group is regularly reviewed and modified as necessary with the express approval of the Committee. This group of companies represents those companies with which the Company would compete for executive talent and share similar industry profiles. In addition, many of the Peer Group companies participate in the same independent annual surveys thereby making the Committee’s compensation decisions more accurate and reflective of the marketplace and a competitive package.
In addition, the Committee received information obtained and provided by its independent compensation consultant, including data from surveys published by Watson Wyatt Data Services. This data are regressed to a revenue scope of $750 million and $1.8 billion, reflecting a revenue more comparable to the present operations of the Company.
The Company relied upon the market and peer group data obtained from Watson Wyatt. The Committee’s high level of confidence in the accuracy of the data provided and in the expertise and independence of its consultant provides the comfort level necessary to assess and make appropriate executive compensation decisions that are in the best interests of the shareholders. In addition, management annually and from time to time provides the Committee with compensation market data for its review and approval.
In making comparisons between RVI pay levels and Peer Group company pay levels, the Committee considered both the company data as reported and the tabular data for the Peer Group companies as well as adjusted survey data for the peer group companies based on regression analysis, provided by Watson Wyatt that accounts for differences between RVI’s revenues and the median revenues of the peer group companies. The pay elements used for comparison purposes were targeted total cash compensation (consisting of base salary and target annual cash incentive compensation) and long-term equity incentive compensation. Generally, the Committee targeted NEOs’ compensation to fall between the 50th and 75th percentiles of Peer Group data for both total cash compensation and long-term incentive compensation.

Agreements with Key Executives
CEO Heywood Wilansky
On November 18, 2004, the Company and Mr. Wilansky entered into an employment agreement with an effective date of November 1, 2004. The initial term of the agreement expired at the end of the Company’s 2007 fiscal year and automatically extends for successive one-fiscal-year periods thereafter, unless the Company gives timely written notice to Mr. Wilansky that it does not wish for the next automatic extension to continue the agreement. The Committee decided to renew the CEO’s contract for another fiscal year through January 31, 2009. No further equity grant was provided with the contract renewal.
Mr. Wilansky’s employment agreement provides for an annual base salary of $1,000,000 with minimum annual increases of 2.5%. In addition, Mr. Wilansky is eligible to receive incentive compensation under the terms of the Company’s annual incentive compensation plan for key executives, with a target annual bonus per fiscal year of 100 percent of base salary, a minimum, non-guaranteed threshold annual bonus of 50 percent and a maximum annual bonus per fiscal year of 200 percent of base salary. The Company agreed to provide Mr. Wilansky with the following minimum bonus guarantees, each subject to his continued employment through the end of the applicable fiscal year: (i) $800,000 for the 2004 fiscal year; (ii) $1,000,000 for the 2005 fiscal year; and (iii) $250,000 for the 2006 fiscal year. In 2007 and for 2008, there were no minimum bonus guarantee provisions. In addition, Mr. Wilansky is entitled to an annual perquisite allowance from the Company of $50,000 (which amount includes any associated tax gross-up), payable in equal installments in accordance with the Company’s payroll practices for executive employees.
Pursuant to the terms of Mr. Wilansky’s employment agreement, if the Company terminates Mr. Wilansky’s employment “without cause” or Mr. Wilansky terminates his employment for “good reason” (as such terms are defined therein), Mr. Wilansky will be entitled to: (i) his base salary the remainder of his employment term, as then in effect, plus 18 months; (ii) reimbursement for health care coverage for a period of no more than 18 months following the effective date of termination, subject to certain provisos; and (iii) the pro rata share of any incentive compensation that he would have otherwise received under the Company’s annual incentive compensation plans for key executives for the year of termination, subject to certain provisos. In addition, any SARs and RSUs granted to Mr. Wilansky that would have vested during the three months following such termination will vest, on the date they would have so vested, while any SARs and RSUs that remain unvested at the conclusion of such three months shall be forfeited.
If the Company terminates Mr. Wilansky for “cause” (as such term is defined in the agreement) or Mr. Wilansky voluntarily terminates his employment with the Company, the Company shall pay to Mr. Wilansky: (i) any base salary earned to the date of termination; and (ii) any unpaid incentive compensation earned under the terms of the Company’s annual incentive compensation plan for key executives for the preceding fiscal year. Additionally, all equity compensation awards will be governed by the terms of the 2000 Plan and the applicable award agreement thereunder, and any unvested RSUs will be forfeited.
If the Company terminates Mr. Wilansky’s employment “without cause” or Mr. Wilansky terminates his employment for “good reason” (as such terms are defined in the agreement) within the 180-day period concluding on the date a “change in control” (as such term is defined in the agreement) occurs or within the two-year period beginning on the day following the date of a change in control: (i) the Company will pay to Mr. Wilansky, within 30 days, a lump sum amount equal to three-times the sum of his base salary and target bonus plus $50,000; (ii) the Company will reimburse Mr. Wilansky for his cost of maintaining continuing health care coverage for the period concluding on the 18-month anniversary of the then-scheduled conclusion of his employment term, subject to certain provisos; and (iii) all unvested SARs and RSUs granted to Mr. Wilansky will vest in full upon such termination.

As stated in his employment agreement, Mr. Wilansky’s employment will terminate on the last day of the employment term then in effect if the Company fails to renew the agreement. In the event of termination by such non-renewal, (i) the Company will pay Mr. Wilansky’s base salary continuation for a period of 18 months following the date of termination; (ii) the Company will reimburse Mr. Wilansky for his cost of maintaining continuing health care coverage for a period of no more than 18 months following the effective date of termination, subject to certain provisos; (iii) any SARs and RSUs granted to Mr. Wilansky that would have vested during the three months following such termination shall vest on the date they would have so vested; and (iv) any SARs and RSUs that remain unvested at the conclusion of such three months shall be forfeited.
CFO Jim McGrady
Mr. McGrady entered into an employment agreement with the Company effective June 21, 2000, with an initial term ending June 21, 2003. Mr. McGrady’s employment agreement extends automatically for successive 12-month periods unless either party notifies the other of an intent to terminate, in writing, at least 60 calendar days prior to the date of automatic extension. The agreement provides for an annual salary of $300,000 (which the Company’s CEO, with the approval of the Chairman of the Company, may increase at his discretion) and a bonus of at least 40 percent of Mr. McGrady’s base salary if Board-approved, predetermined, performance measures set annually are met. Mr. McGrady’s base salary has been increased over the years and Mr. McGrady’s bonus at target was later increased to 50 percent of base salary and included a minimum threshold bonus opportunity at 25 percent of base salary and a maximum bonus opportunity of 100 percent of base salary. Mr. McGrady’s agreement provides for his participation in the 401(k) plan and welfare benefit plans of the Company at a level commensurate with his title and position. The agreement also provides for a car allowance and fuel card.
The Company may terminate the employment agreement during its term, for any reason, upon 30 days’ written notice to Mr. McGrady, and may, in its sole discretion, require Mr. McGrady to cease active employment immediately. In the event of such a termination (other than termination for “cause”), Mr. McGrady shall be entitled to: (i) severance pay in the form of base salary for 12 months, subject to certain provisos; (ii) payment of any incentive bonus declared, but unpaid, if he has been employed the full fiscal year prior to the date of termination; and (iii) continuation of his health coverage for 12 months under the same terms as provided to other Company executives, subject to certain provisos.
If the Company terminates Mr. McGrady’s employment for “cause,” the Company’s obligations under the employment agreement cease on Mr. McGrady’s last day of active employment, except that the Company shall pay to Mr. McGrady: (i) any unpaid portion of his salary earned to the date of termination; (ii) any unpaid, declared bonus; and (iii) any unpaid business expenses properly incurred by Mr. McGrady under the employment agreement prior to termination.
Either the Company or Mr. McGrady may terminate the agreement at the end of its term or any extension thereof, or Mr. McGrady may voluntarily terminate his employment with the Company, by giving 60 calendar days’ written notice. In the event of any such termination, the Company shall have no further obligations to Mr. McGrady under the agreement, except that the Company shall pay to Mr. McGrady (i) any unpaid portion of his salary earned to the date of termination, and (ii) any unpaid, declared bonus, together with any unpaid business expenses properly incurred by Mr. McGrady under the agreement prior to termination.
CAO Jed Norden
Mr. Norden entered into an employment agreement with the Company effective as of January 29, 2006. The agreement provides for an annual salary of $500,000 with annual increases of a minimum of 2.5% of annual base salary as of the first day of each fiscal year of the Company (provided that the first such increase shall occur at the beginning of the 2007 fiscal year and may be further increased at the discretion of the Company). The agreement also provides for a cash incentive bonus of 50 percent of Mr. Norden’s base salary if Board-approved, predetermined, performance measures set annually are met with a minimum annual threshold bonus potential of 25 percent of base salary per fiscal year and a maximum annual bonus potential per fiscal year of 100 percent of base salary. The agreement further provides for Mr. Norden’s participation in the 401(k) plan or welfare benefit plans of the Company at a level commensurate with his title and position and also includes a vehicle allowance and fuel card.
If the Company terminates Mr. Norden’s employment for “cause,” or if Mr. Norden voluntarily terminates his employment with the Company, the Company shall pay to Mr. Norden: (i) the unpaid base salary Mr. Norden earned to the date of termination; (ii) any unpaid cash incentive bonus earned for the fiscal year that ends before the fiscal year during which such termination occurs; (iii) equity incentives to which Mr. Norden is entitled under the 2000 Plan and the applicable stock option and RSU agreements; and (iv) any rights accruing to Mr. Norden under any applicable employee benefit plan, fund or program.
If the Company terminates Mr. Norden’s employment “without cause” after January 29, 2008, the Company will continue to pay Mr. Norden’s base salary for the twelve months beginning on the date of termination without cause. Mr. Norden will also be entitled to: (i) reimbursement for the cost of maintaining continuing health coverage for a period of no more than 12 months following the date of termination, subject to certain provisos; (ii) the pro rata share of any cash incentive bonus that he would have otherwise received for the year of termination had he not been terminated; (iii) exercise any outstanding stock options that are vested on the date of termination and those that would have vested during the one year following the effective date of termination, in each case subject to the terms of the 2000 Plan and any applicable agreement thereunder; (iv) specific SAR and RSU equity grants under the agreement shall automatically and fully vest upon termination without cause—Mr. Norden may exercise any and all outstanding stock options, SARs and RSUs on the date of or within 60 days of termination without cause; and (v) any rights accruing to him under any applicable employee benefit plan, fund or program.
General Counsel Julia Davis
Ms. Davis entered into an employment agreement with the Company effective as of April 29, 2004. The agreement provides for an annual salary of $260,000 and a cash bonus of 50% of her base salary if Board-approved, predetermined, performance measures set annually are met with a minimum annual threshold bonus potential of 25 percent of base salary per fiscal year and a maximum annual bonus potential per fiscal year of 100 percent of base salary. In addition, for each year Ms. Davis’ annual salary is less than $300,000, she will receive a minimum guaranteed bonus to raise her salary to $300,000. The agreement also provides for Ms. Davis’ participation in the 401(k) plan or welfare benefit plans of the Company at a level commensurate with her title and position. The agreement also provides for a car allowance and fuel card.
If the Company terminates Ms. Davis’ employment for “cause,” or if Ms. Davis voluntarily terminates her employment with the Company, the Company shall pay to Ms. Davis: (i) the unpaid base salary Ms. Davis earned to the date of termination; (ii) any unpaid cash incentive bonus earned for the fiscal year that ends before the fiscal year during which such termination occurs; (iii) equity incentives to which Ms. Davis is entitled under the 2000 Plan and the applicable stock option and RSU agreements; and (iv) any rights accruing to Ms. Davis under any applicable employee benefit plan, fund or program.
If the Company terminates Ms. Davis’ employment “without cause,” Ms. Davis will be entitled to: (i) her base salary for 12 months beginning on the date of termination; (ii) reimbursement for the cost of maintaining continuing health coverage for a period of no more than 12 months following the date of termination, subject to certain provisos; (iii) the pro rata share of any cash incentive bonus that she would have otherwise received for the year of termination had she not been terminated; (iv) exercise any outstanding stock options that are vested on the date of termination and those that would have vested during the one year following the effective date of termination, in each case subject to the terms of the 2000 Plan and any applicable agreement thereunder; and (v) any rights accruing to her under any applicable employee benefit plan, fund or program.

Controller Steve Miller
Mr. Miller entered into an employment agreement with the Company effective October 10, 2003. The agreement provides for an annual base salary of $220,000 and a bonus of 45% of Mr. Miller’s base salary if Board-approved, predetermined, performance measures set annually are met with a minimum annual threshold bonus potential of 22.5 percent of base salary per fiscal year and a maximum annual bonus potential per fiscal year of 90 percent of base salary. The agreement also provides for Mr. Miller’s participation in the 401(k) plan or welfare benefit plans of the Company at a level commensurate with his title and position. The agreement also provides for a car allowance and fuel card.
If the Company terminates Mr. Miller’s employment for “cause,” or if Mr. Miller voluntarily terminates his employment with the Company, the Company shall pay to Mr. Miller: (i) the unpaid base salary Mr. Miller earned to the date of termination; (ii) any unpaid cash incentive bonus earned for the fiscal year that ends before the fiscal year during which such termination occurs; (iii) equity incentives to which Mr. Miller is entitled under the 2000 Plan and the applicable stock option and RSU agreements; and (iv) any rights accruing to Mr. Miller under any applicable employee benefit plan, fund or program.
If the Company terminates Mr. Miller’s employment “without cause,” Mr. Miller will be entitled to: (i) his base salary for 12 months beginning on the date of termination; (ii) reimbursement for the cost of maintaining continuing health coverage for a period of no more than 12 months following the date of termination, subject to certain provisos; (iii) the pro rata share of any cash incentive bonus that he would have otherwise received for the year of termination had he not been terminated; (iv) exercise any outstanding stock options that are vested on the date of termination and those that would have vested during the one year following the effective date of termination, in each case subject to the terms of the 2000 Plan and any applicable agreement thereunder; and (v) any rights accruing to him under any applicable employee benefit plan, fund or program.
Covenants Applicable to all Key Executives
The executives listed above have in their employment agreements the following obligations: non-competition, for the period of post-termination benefits or one year, whichever is longer; non-solicitation, for a period of two years; non-interference with company business, for a period of two years; confidentiality, for an ongoing period; nondisparagement, for an ongoing period; and cooperation, for an ongoing period.
Fiscal Year 2007 and Fiscal Year 2008 to date NEO Compensation Decisions and Rationale
In addition to those processes already described, the Chairman of the Board provided the Committee with an overview of his assessment of the CEO’s performance and provided comments on the performance of certain other members of the Company’s management. The Chairman of the Board did not make a recommendation for the CEO’s base pay as this was previously established in the CEO’s employment agreement.
The CEO reviewed the materials and analysis supplied by the independent compensation consultant, and received guidance from human resources management and the chief administrative officer regarding these materials and analysis. Based on this and on his view of the personal performance and the attainment of specific goals by the other NEOs, the CEO made recommendations and provided performance evaluations to the Committee relating to increases in the base salaries and payment of bonuses to the other NEOs and certain other executives. He also proposed the specific elements of the 2008 incentive compensation program.
The Committee discussed and analyzed the various recommendations with its independent compensation consultant and in subsequent meetings voted to authorize pay increases and bonuses for certain of the NEOs. The Committee also approved the incentive compensation program for the 2008 fiscal year.

The Committee had previously assembled pay packages for its CEO and other NEOs deemed, at the time, sufficient to attract and retain the individuals with the necessary talent and capabilities. In 2004, in the CEO’s three-year employment agreement, the Committee established the base pay for the CEO at a rate above the median for a company of its size. In 2007, the base pay for the CFO was increased based on his contributions to and responsibilities with the Company, and the Committee determined that it was appropriate for the CFO’s pay to be above the median base pay for companies of this size. The base pay for the other NEOs is above the median.
Initially, a front-end loaded employment agreement which included performance-accelerated equity grants, RSUs, a minimum base salary increase of 2.5% at the start of the fiscal year, and declining bonus guarantees was put in place for the CEO. The total compensation available to the CEO pursuant to his employment agreement was determined to be at the higher end of total compensation for CEOs of appropriately-sized companies, but competitive for a CEO of his experience. The Committee, relying upon the support of its independent consultant, determined that the CEO’s total compensation package was appropriate given the need to provide for a swift and smooth transition of leadership in late 2004, at a time when much work remained to complete the initial public offering of the DSW subsidiary in July, 2005 and when new strategic initiatives to accomplish a turnaround at Value City Department Stores were needed. Other NEOs have entered into employment agreements which include grants of RSUs and SARs. Pursuant to the process of review and analysis described above, these agreements and compensation arrangements were reviewed and modified to reflect, as applicable, increased responsibilities, increases in base pay or incentive compensation, and/or grants of additional forms of long term equity.
Additional Fiscal Year 2007 Compensation Decisions
Based on competitive market data and recommendations by its independent compensation consultant covering base salary, short-term and long-term compensation, coupled with individual performance evaluation results, the Committee approved a number of actions designed to reflect overall market competitiveness covering all three elements of total compensation.
Grant of Restricted Stock Units
For the General Counsel and Controller, the Committee approved 12,000 and 10,000 RSUs, respectively, with three year terms and vesting provisions of 50 percent at the end of year two and 50 percent at the end of year three. The RSUs are not considered actual equity compensation because they have no voting or dividend rights, can only be exercised for cash, and are not granted pursuant to the 2000 Stock Incentive Plan.
Extension of CEO Employment Agreement
In August 2007 the CEO’s employment agreement automatically extended through fiscal year 2008, and this automatic extension did not provide for an additional equity award.
Designing Fiscal 2007 Cash Bonus Plan
Concurrent with the Value City strategic alternatives process, the Committee approved fiscal year 2007 target award opportunities as well as financial objectives for NEOs deemed important to the Company and shareholder value.
For Value City, the focus was on store level cumulative cash flow to support the successful conclusion of the strategic alternatives initiative. For Filene’s Basement, the Committee adopted EBIT as its focus to balance investment in new stores and continued improvements to the new store base. For the Company’s controlled subsidiary DSW, net income was adopted as the target by the DSW Board of Directors. The Committee concluded that the RVI NEOs could assist the achievement of the DSW targets through the provision of shared services to DSW, and thus incorporated this DSW goal.
Award of Discretionary Bonuses
The Committee recognizes that, in limited cases, the performance goals established with respect to a fiscal year may not appropriately reward our named executive officers for corporate or individual performance and efforts during that year due to various circumstances, such as the development of unforeseen events arising after the performance goals are established or other factors perceived by the Committee as being beyond the control of the executives. In such cases, the Committee reserves the right to pay discretionary bonuses. When making this determination, the Committee considers all of the facts and circumstances, including corporate and individual performance, aligning actual compensation with our compensation philosophy and objectives and the accounting and tax consequences of an award. Any such discretionary bonuses may be paid in cash or equity-based compensation as determined by the Committee.
During a meeting held on March 12, 2008, the Committee approved discretionary cash bonuses to certain of the named executive officers in the following amounts:

•	Mr. McGrady	—	$150,000
•	Mr. Norden	—	$70,000
•	Ms. Davis	—	$150,000	; and
•	Mr. Miller	—	$100,000
The discretionary bonuses for the above NEOs were awarded by the Committee based primarily on each executive’s efforts and contributions during fiscal 2007 in connection with the analysis of various strategic alternatives for the Company’s Value City Department Stores operations, which culminated in January 2008 with the disposition of 81% of the interest in ownership of the Value City business segment. The Committee determined to grant no discretionary bonus for Mr. Wilansky, concluding that his bonus should be fully based on the overall results of operations.
Fiscal Year 2008 Compensation Decisions
Establishing the Fiscal Year 2008 Cash Incentive Program
The Committee approved new performance goals for the NEOs for fiscal year 2008, as depicted in the following table:

Fiscal 2008 Management Incentive Plan

	Plan
RVI/RVSI Goals	Weight	Threshold	Target	Maximum
Achieve the following objectives:
1. Filene’s Basement Operating EBIT (Segment), which excludes corporate indirect/shared services overhead and non-cash one time accounting charges.	80.0%	$600,000	$5,600,000	$10,600,000
2. Corporate Indirect/Shared Services Expense Reduction.	20.0%	Corporate Indirect	-10% of corporate	-20% of corporate
		/shared	indirect/shared	indirect/shared
		services budget	services budget	services budget

Total Plan Weight	100.0%

Calculation of Award at Threshold, Target and Maximum		Percent Base Salary Payout
	MIP Award
Officer	Level at Target	Threshold	Target	Maximum
Mr. Wilansky	100.0%	50.0%	100.0%	200.0%
Mr. McGrady	50.0%	25.0%	50.0%	100.0%
Mr. Norden	50.0%	25.0%	50.0%	100.0%
Ms. Davis	50.0%	25.0%	50.0%	100.0%
Mr. Miller	45.0%	22.5%	45.0%	90.0%
The fiscal 2008 Management Incentive Plan ( the “MIP”) goals are weighted as follows: the Filene’s Basement Operating EBIT goal is 80% and the Corporate Indirect/Shared Services Expense Reduction goal is 20%. In general, the design of the MIP is intended to focus the NEOs primarily on the operating performance of Filene’s Basement for fiscal 2008, and also encourage reductions in corporate indirect/shared services expenses. The Filene’s Basement Operating EBIT goal is defined to exclude corporate indirect/shared services overhead and non-cash one-time accounting charges during fiscal 2008. The Filene’s Basement Operating EBIT goal is set at a target of $5,600,000, which is considered to be aggressive but can be achieved with increased comparative store sales and increased gross margin improvement. The Corporate Indirect/Shared Services Expense Reduction goal is set at a target of -10%, which is considered aggressive but can be achieved through attention to cost savings and management oversight of RVI corporate overhead and the shared services received from DSW.
Fiscal 2008 Base Salaries
In March 2008 the Committee approved increases in the base salaries of the NEOs for fiscal 2008 in the following amounts:

•	Mr. McGrady, from $525,000 to $540,000 (2.9%);

•	Ms. Davis, from $345,000 to $360,000 (4.3%); and

•	Mr. Miller, from $285,000 to $295,000 (3.5%).

The base salaries of Mr. Wilansky and Mr. Norden were each adjusted at the beginning of fiscal 2008 in accordance with the terms of their respective employment agreements as follows:

•	Mr. Wilansky, from $1,050,625 to $1,076,891 (2.5%); and

•	Mr. Norden, from $512,500 to $525,312 (2.5%).
Factors considered by the Committee in approving the discretionary base salary increases included each executive’s leadership and performance over the previous year, potential for development and performance in the future, current and expected scope of responsibilities and a review of base salary levels within the competitive marketplace using the data and analytical process described above. The Committee believes that the fiscal 2008 base salary increases are consistent with its philosophy of attracting and retaining a talented leadership team.
Appropriateness of NEO Compensation Design and Outcomes
When the CEO was appointed in November, 2004, he was provided a three-year employment agreement with basic compensation design elements including a base salary, performance-based and standard SARs and RSUs. Equity grants were awarded at the then RVI stock price of $6.18. As of the end of fiscal year 2007, the RVI stock price was $7.10.
The CEO’s base salary was based in part on his experience and performance in his previous position as the President of Filene’s Basement and in other prior similar positions as President and CEO of The Bon-Ton Stores, President and CEO of Filene’s and Foley’s Department Stores, which were both divisions of The May Department Stores Company. The CEO’s base salary was also established based on the needs of the Company at the time Mr. Wilansky was hired as the CEO. A bonus target and the threshold for minimum bonus payment for the CEO was set by the Committee based on particular financial targets set for Filene’s Basement, Value City Department Stores and DSW Inc. and deemed to be essential in 2007. Bonus payments to the CEO under the Company’s MIP for 2007 were determined according to the performance-based formulae established by the Committee. As a result of the performance of each of the Company’s business units for fiscal year 2007, no bonus was earned for the CEO. In addition, Mr. Wilansky exercised the remaining vested portion of his November 2004 RSU grant. In its components and in total, the Committee concludes that the CEO’s compensation is fair, reasonable and appropriate. Through the process of its annual approval of incentive compensation and review of his performance, the Committee maintains control over the CEO’s compensation plan and ensures that it is consistent with the interests of shareholders.
Similar to the CEO, each of the other NEOs have base salaries which reflect the Company’s needs and the NEOs’ capabilities and performance. The bonus opportunity for each NEO is determined by the scope and magnitude of that person’s responsibilities. The NEOs share the same financial target and bonus opportunities as the CEO, and for fiscal 2007, did not earn an incentive payment. Also, the NEOs made additional significant contributions to the Company in fiscal 2007 particularly throughout the Value City Department Store Strategic alternatives review process that could not be measured using the cash incentive program metrics, and thus discretionary cash awards were deemed appropriate recognition of these contributions.
In its components and in total, the Committee concludes that each NEO’s compensation is fair, reasonable and appropriate. Through the process of its annual approval of incentive compensation and periodic equity grants, the Committee maintains control over each NEO’s compensation plan and ensures that it is consistent with the interests of shareholders.

THE COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for fiscal 2007.
Respectfully submitted,
Compensation Committee
Elizabeth M. Eveillard, Chair
Henry L. Aaron
Lawrence J. Ring
Harvey L. Sonnenberg
James L. Weisman

COMPENSATION OF MANAGEMENT
The following table summarizes compensation awarded or paid to, or earned by, each of the named executive officers (“NEOs”) during the Company’s 2007 and 2006 fiscal years. The Company follows a 52/53-week fiscal year that ends on the Saturday nearest to January 31 in each year. Fiscal year 2007 consisted of 52 weeks and fiscal year 2006 consisted of 53 weeks.
SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2007

									Non-Equity
						Stock	Option		Incentive Plan		All Other
Name and	Fiscal	Salary		Bonus		Award(s)	Award(s)		Compensation		Compensation	Total
Principal Position	Year	($)		($)		($)(1)	($)(1)		($)		($)(2)	($)
Jay L. Schottenstein	2007	$750,015	(3)	None		None	$257,107	(4)	None		$4,316	$1,011,438
Chairman	2006	$710,482	(3)	None		None	$40,626	(4)	None		$2,998	$754,106

Heywood Wilansky	2007	$1,050,625		None		$645,000	$(2,018,442	)(5)	None		$53,302	$(269,515)
President and	2006	$1,044,711		None		$1,304,995	$4,627,142		$546,674	(6)	$53,339	$7,576,861
Chief Executive Officer

James A. McGrady	2007	$522,692		$150,000	(7)	None	$93,334		None		$30,132	$796,158
EVP, Chief	2006	$513,750		$63,998	(7)	None	$247,662		$136,002	(7)	$39,749	$1,001,161
Financial Officer, Treasurer and Secretary

Jed L. Norden	2007	$512,500		$70,000	(8)	$64,000	$(1,054,509	)(5)	None		$32,224	$(375,785)
Executive Vice	2006	$509,615		$46,665	(8)	$194,050	$801,606		$133,335	(8)	$35,544	$1,720,815
President and Chief Administrative Officer

Julia A. Davis	2007	$341,923		$150,000	(9)	$26,033	$71,643		None		$29,602	$619,201
Executive Vice	2006	$326,923		$63,332	(9)	None	$93,986		$86,668	(9)	$30,246	$601,155
President and General Counsel

Steven E. Miller	2007	$283,462		$100,000	(10)	$21,694	$70,550		None		$27,650	$503,356
Senior Vice	2006	$275,961		$83,999	(10)	None	$92,071		$66,001	(10)	$30,364	$548,396
President and Controller

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2007 and fiscal year 2006 for stock awards and option awards granted to each of the NEOs, in 2007 and 2006 as well as prior fiscal years, in accordance with SFAS 123 (revised 2004) Share-Based Payment (“SFAS No. 123R”). For additional information on the valuation assumptions, refer to Note 4, Stock Based Compensation, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended February 2, 2008 as filed with the SEC on April 25, 2008. See the Grants of Plan-Based Awards Table for information on awards made in fiscal year 2007. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by each of the NEOs.

(2)	The amounts shown in this column are comprised of the items set forth in the following table:

						Life
			Car			Insurance	401(k)
		Cash	Allowance		Tax	Premiums/	Matching
	Fiscal	Perquisite	/Fuel	Country	Gross-	Executive	Cont-
Name	Year	Allowance	Card	Club	up	Physicals	ributions	Total
Jay L. Schottenstein	2007						$4,316	$4,316
	2006						$2,998	$2,998

Heywood Wilansky	2007	$50,000	$2,157			$1,145		$53,302
	2006	$50,962	$1,597			$780		$53,339

James A. McGrady	2007		$20,906			$780	$8,446	$30,132
	2006		$21,212	$6,285	$2,687	$769	$8,796	$39,749

Jed L. Norden	2007		$22,885			$1,070	$8,269	$32,224
	2006		$23,144			$3,019	$9,381	$35,544

Julia A. Davis	2007		$20,508			$533	$8,561	$29,602
	2006		$21,004			$496	$8,746	$30,246

Steven E. Miller	2007		$20,159			$976	$6,515	$27,650
	2006		$20,692			$965	$8,707	$30,364

(3)	Includes the amounts of $500,015 and $455,666, which represents the salary paid to Mr. Schottenstein directly by DSW in fiscal year 2007 and fiscal year 2006, respectively, for service as DSW’s Chief Executive Officer and Chairman.

(4)	Option Awards were granted to Mr. Schottenstein by DSW for service as DSW’s Chief Executive Officer and chairman.

(5)	Negative option award expense in fiscal year 2007 related to SARs, held by Messrs. Wilansky and Norden, was due to the decline in the RVI common share price during the fiscal year.

(6)	Under the Company’s annual incentive plan, Mr. Wilansky earned a cash incentive award of $546,674 for fiscal year 2006 performance.

(7)	Under the Company’s annual incentive plan, Mr. McGrady earned a cash incentive award of $136,002 for fiscal year 2006 performance. In addition, Mr. McGrady was granted a discretionary cash bonus of $150,000 and $63,998 for fiscal year 2007 and fiscal year 2006, respectively.

(8)	Under the Company’s annual incentive plan, Mr. Norden earned a cash incentive award of $133,335 for fiscal year 2006 performance. In addition, Mr. Norden was granted a discretionary cash bonus of $70,000 and $46,665 for fiscal year 2007 and fiscal year 2006, respectively.

(9)	Under the Company’s annual incentive plan, Ms. Davis earned a cash incentive award of $86,668 for fiscal year 2006 performance. In addition, Ms. Davis was granted a discretionary cash bonus of $150,000 and $63,332 for fiscal year 2007 and fiscal year 2006, respectively.

(10)	Under the Company’s annual incentive plan, Mr. Miller earned a cash incentive award of $66,001 for fiscal year 2006 performance. In addition, Mr. Miller was granted a discretionary cash bonus of $100,000 and $83,999 for fiscal year 2007 and fiscal year 2006, respectively.

FISCAL YEAR 2007 GRANTS OF PLAN-BASED AWARDS

					All Other
					Stock	All Other
					Awards:	Option	Exercise	Grant Date
					Number	Awards	or Base	Fair Value
		Estimated Possible Payouts Under Non-			of Shares	Number of	Price of	of Stock
		Equity Incentive Plan Awards(1)			of Stock	Securities	Option	and Option
		Threshold	Target	Maximum	or Units	Underlying	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	Options (#)	(S/Sh)	($)(2)
Jay L. Schottenstein	04/05/2007					53,900 (3)	$42.88	$957,636
Heywood Wilansky		$525,313	$1,050,625	$2,101,250
James A. McGrady		$131,250	$262,500	$525,000
Jed L. Norden		$128,125	$256,250	$512,500
Julia A. Davis		$86,250	$172,500	$345,000
	03/08/2007				12,000 (4)			$241,080
Steven E. Miller		$64,125	$128,250	$256,500
	03/28/2007				10,000 (4)			$211,400

(1)	The amounts shown reflect the range of payouts that each NEO was eligible to receive with respect to fiscal 2007 based on the performance goals and award formulas established by the Compensation Committee as described above within the “Compensation Discussion and Analysis.” The Company did not achieve the threshold levels of performance for fiscal 2007 and, as a result, none of the NEOs earned a cash performance bonus for fiscal 2007.

(2)	Represents the dollar amount for the fair value of stock awards and option awards granted to each of the NEOs in fiscal 2007 in accordance with SFAS 123R.

(3)	Represents stock options covering DSW Class A Common Shares issued to Mr. Schottenstein by the DSW Board of Directors under the DSW Inc. 2005 Equity Incentive Plan.

(4)	Represents RSUs granted to Ms. Davis and Mr. Miller during fiscal 2007. The RSUs do not have voting or dividend rights and may be settled only in cash.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007

Option Awards							Stock Awards
								Market
	Number of		Number of					Value of
	Securities		Securities				Number of	Shares or
	Underlying		Underlying				Shares or	Units of
	Unexercised		Unexercised		Option		Units of Stock	Stock That
	Options		Options		Exercise	Option	That Have	Have Not
	(#)		(#)		Price	Expiration	Not Vested	Vested
Name	Exercisable		Unexercisable		($)	Date	(#)	($) (8)
Jay L. Schottenstein	8,340		33,360	(1)	$27.80	09/07/16
			53,900	(1)	$42.88	04/05/17

Heywood Wilansky	200,000	(2)	50,000	(2)	$1.99	02/04/13
	80,000	(3)	20,000	(3)	$6.00	02/02/14

James A. McGrady	30,000	(2)			$9.94	08/09/10
	5,000	(2)			$4.48	08/29/11
	216,000	(2)			$4.50	02/03/12
	8,000	(1)	12,000	(1)	$19.00	06/28/15
			40,000	(5)	$14.33	03/29/16

Jed L. Norden	60,000	(3)	30,000	(3)	$4.50	09/10/13
	20,000	(4)	10,000	(4)	$12.75	01/29/16

							10,000 (6)	$71,000
Julia A. Davis	24,000	(2)			$1.63	03/14/13
	6,000	(1)	9,000	(1)	$19.00	06/28/15
			30,000	(5)	$14.33	03/29/16
							12,000 (7)	$85,200

Steven E. Miller	8,000	(2)			$8.75	09/11/10
	1,600	(2)			$4.48	08/29/11
	16,000	(2)			$2.35	07/23/12
	6,000	(1)	9,000	(1)	$19.00	06/28/15
			30,000	(5)	$14.33	03/29/16
							10,000 (7)	$71,000

(1)	DSW Class A Common Shares issued by the DSW Board of Directors to the NEO that vest over five years on each of the first five anniversaries of the grant date and have a term of ten years.

(2)	Stock options issued to the NEO that vest over five years on each of the first five anniversaries of the grant date and have a term of ten years.

(3)	SARs issued to the NEO that vest over five years on each of the first five anniversaries of the grant date and have a term of ten years.

(4)	SARs issued to the NEO that vest over three years on each of the first three anniversaries of the grant date and have a term of ten years.

(5)	SARs issued to the NEO that vest over three years, 50% at the end of year two and 50% at the end of year three, and have a term of ten years.

(6)	RSUs issued to the NEO vest over a three year period as to one-third at the end of each year commencing with the date of grant. Mr. Norden’s RSUs were granted on January 29, 2006.

(7)	RSUs issued to the NEO that vest over three years, 50% at the end of year two and 50% at the end of year three, and have a term of ten years. Ms. Davis’ RSUs were granted on March 8, 2007 and Mr. Miller’s RSUs were granted on March 28, 2007.

(8)	Market value of RSUs is calculated by multiplying the closing market price of RVI’s common shares at the end of fiscal year 2007 by the total number of RSUs that had not vested as of such date.
FISCAL YEAR 2007 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Number of
	Number of	Value	Shares or
	Shares	Realized	Units	Value
	Acquired on	On	Acquired on	Realized
	Exercise	Exercise	Vesting	on Vesting
Name	(#)	($)	(#)(1)	($)(1)
Jay L. Schottenstein
Heywood Wilansky	120,000 (2)	$187,200	83,333	$645,000
James A. McGrady
Jed L. Norden			10,000	$64,000
Julia A. Davis
Steven E. Miller

(1)	No common shares were issued or acquired upon the vesting and exercise of the RSUs. The RSUs are settled for cash only and have no voting or dividend rights. The value realized upon vesting of RSUs is calculated by multiplying the number of RSUs vested by the average of the high and low sales price of the Company’s common shares on the vesting date.

(2)	No common shares were issued or acquired upon exercises of SARs. Mr. Wilansky received cash equal to the amount of the gain represented by the difference between the average of the high and low sales price of RVI’s common shares on the date of exercise and the exercise price of the SARs.
Potential Termination and Change of Control Payments
As described above under “Compensation Discussion and Analysis — Agreements with Key Executives,” the NEOs (other than Mr. Schottenstein) have employment agreements with the Company that entitle them to receive benefits and payments if their employment terminates under certain circumstances. The NEOs are also entitled to receive certain benefits or payments upon a change in control of the Company, including acceleration of the vesting of outstanding option awards under the 2000 Plan, which benefit is available to all plan participants.
The estimated value of the potential payments and benefits that would be received by each NEO in the event of termination of employment or a change in control of the Company are presented in the table below and are calculated as if the respective termination event occurred on February 2, 2008 and our common share price was $7.10, the closing price of our common shares on February 1, 2008, the last trading day of fiscal 2007. The actual amounts to be paid out will only be determinable at the time of such executive’s termination.

	Involuntary Termination
	Without Cause or Voluntary	Change in
Named Executive Officer	Termination for Good Reason(1)	Control
Heywood Wilansky - Salary Continuation (2)	$2,626,563	$6,453,750
- Benefits Continuation (3)	$12,749	$12,749
- Accelerated Vesting of Equity (4)	$1,365,500	$1,387,500

James A. McGrady - Salary Continuation (2)	$525,000	$0
- Benefits Continuation (3)	$5,934	$0
- Accelerated Vesting of Equity (6)	$574,000	$0

Jed L. Norden - Salary Continuation (2)	$512,500	$0
- Benefits Continuation (3)	$5,934	$0
- Accelerated Vesting of Equity (5)	$305,000	$0

Julia A. Davis - Salary Continuation (2)	$345,000	$0
- Benefits Continuation (3)	$5,934	$0
- Accelerated Vesting of Equity (6)	$216,480	$0

Steven E. Miller - Salary Continuation (2)	$285,000	$0
- Benefits Continuation (3)	$8,499	$0
- Accelerated Vesting of Equity (6)	$151,192	$0

(1)	Voluntary Termination for Good Reason applies only to Mr. Wilansky and includes a three month look forward accelerated vesting provision.

(2)	The amount reported for “Salary Continuation” reflects the continued payment of base salary for 12 months at the rate then in effect on the NEO’s date of termination. Mr. Wilansky’s amount reflects the continued payment for 18 months after the end of the current employment agreement. In the event of a termination of employment in connection with a change in control, the amount reflects a lump sum payment equal to three times the sum of Mr. Wilansky’s base salary and bonus plus $50,000.

(3)	The amount reported for “Benefits Continuation” reflects the cost of maintaining health care coverage for 12 months at the coverage level in effect as of the NEO’s date of termination. Mr. Wilansky’s amount reflects the continuation of benefit coverage for 18 months after the end of the current employment agreement. The cost of maintaining health care coverage is calculated as the difference between the Company’s cost of providing the benefits less the amount the NEO paid for such benefits as of the NEO’s date of termination.

(4)	The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of unvested stock options that would vest during the three months following Mr. Wilansky’s date of termination. In the event of a change in control, the amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of all unvested stock options and SARs.

(5)	The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of unvested SARs granted prior to January 29, 2006 that would vest during the one year following Mr. Norden’s date of termination or change in control. In addition, the amount includes the intrinsic value of all unvested stock options and the SARs and RSUs granted on January 29, 2006.

(6)	The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of unvested stock options and SARs that would vest during the one year following the NEO’s date of termination and the intrinsic value of all unvested RSUs.

Compensation of Directors
The Compensation Committee reviews director compensation and makes recommendations to the Board of Directors regarding such compensation.
Each of Messrs. Aaron, Ring, Sonnenberg and Weisman and Ms. Eveillard is paid an annual retainer of $30,000 and receives an additional $20,000 annually for each Committee on which he or she serves. Each of Messrs. Diamond, Sonnenberg and Weisman does not receive any compensation for serving as members of the Community Affairs Committee. However, Mr. Aaron did receive $20,000 as Chair of that Committee. In addition, Messrs. Aaron, Deshe, Diamond, Ring, Sonnenberg and Weisman and Ms. Eveillard receive a quarterly Board meeting fee of $5,000 so long as they attend at least one Board meeting during that quarter. In 2007, each of Messrs. Aaron, Sonnenberg and Ring and Ms. Eveillard also received $5,000 for their services on a new Special Committee of the Board of Directors regarding the Value City Strategic Analysis (the “Special Committee”). Mr. Weisman received $10,000 for his services as Chair on the Special Committee. Due to additional time spent on the Value City Strategic Analysis, each of Messrs. Aaron, Ring and Sonnenberg and Ms. Eveillard earned an additional $20,000 for their services on the Special Committee and Mr. Weisman earned an additional $40,000 for his services as Chair of the Special Committee. During fiscal 2007, Mr. Ring earned $20,000 for service on the Strategic Planning and Enterprise Risk Assessment Committee (“the Strategic Committee). No other Committee members received fees for service on the Strategic Committee. During fiscal 2007, Mr. Sonnenberg earned an additional $20,000 for service as the Audit Committee Chair due to additional time spent on the Value City Strategic Analysis. All members of the Board of Directors are reimbursed for reasonable costs and expenses incurred in attending meetings of the Board of Directors and its Committees.
Each of Messrs. Aaron, Ring, Sonnenberg and Weisman and Ms. Eveillard are automatically granted options each quarter to purchase 2,500 of the Company’s common shares under the Company’s 2000 Plan. Options are granted on the first day of each fiscal quarter. Each option is granted for a period of ten years. Options become exercisable on the first anniversary of the date of grant. If a director terminates his or her service for reasons of death, disability or retirement, all unvested options immediately become vested. If a director terminates his or her service for other reasons, unvested options are forfeited.

	Fees Earned
	or Paid in		Option
	Cash	Stock Awards	Awards		Total
Name	($)	($)(1)	($) (1)		($)
Henry L. Aaron	$135,000	None	$94,276	(4)	$229,276
Ari Deshe	$20,000	None	None		$20,000
Jon P. Diamond	$20,000	None	None		$20,000
Elizabeth M. Eveillard	$135,000	None	$94,276	(4)	$229,276
Lawrence J. Ring	$135,000	None	$94,276	(4)	$229,276
Harvey L. Sonnenberg	$207,500 (3)	$54,994 (2)	$94,276	(4)	$356,770
James L. Weisman	$160,000	None	$94,276	(4)	$254,276

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2007 for stock awards and option awards granted to each of the directors, in 2007 as well as prior fiscal years, in accordance with SFAS 123R. For additional information on the valuation assumptions, refer to Note 4, Stock Based Compensation, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended February 2, 2008 as filed with the SEC on April 25, 2008. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Directors.

(2)	RSUs for DSW Class A Common Shares were issued by the DSW Board of Directors to Mr. Sonnenberg for his services as a director of DSW. The grant date fair value of the RSUs is $54,994. As of February 2, 2008, 6,342 RSUs held by Mr. Sonnenberg were outstanding.

(3)	Includes $52,500 which represents the director fees paid directly by DSW to Mr. Sonnenberg for his services as a director of DSW.

(4)	Each independent director received 2,500 stock options, which vest over one year, on each of the following dates: February 5, 2007, May 7, 2007, August 6, 2007 and November 5, 2007, which had grant date fair values of $27,591, $26,909, $15,643 and $9,863, respectively. As of February 2, 2008, the directors had the following number of outstanding options to purchase RVI common shares: Mr. Aaron, 46,000; Ms. Eveillard, 37,500; Mr. Ring, 24,000; Mr. Sonnenberg, 42,500, and Mr. Weisman, 42,500.
Equity Compensation Plan Information
The following table sets forth certain information as of February 2, 2008 about the Company’s existing equity compensation plans and arrangements. The information includes the number of common shares covered by, and the weighted average exercise price of, outstanding options, warrants and other rights and the number of common shares remaining available for future grants, excluding the common shares to be issued upon exercise of outstanding options, warrants and other rights.

Number of securities
	Number of securities		remaining available for
	to be issued upon	Weighted-average	issuance under equity
	exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	2,036,440	$8.00	5,629,353	(2)

Equity compensation plans not approved by security holders	N/A	N/A	N/A

	2,036,440	$8.00	5,629,353

(1)	Equity compensation plans approved by shareholders include the 1991 Plan and the 2000 Plan.

(2)	The number of common shares remaining available for issuance under the 2000 Plan includes the common shares underlying outstanding SARs included in column (a) as such SARs do not reduce the number of available common shares unless and until the Company elects to exercise the Option Price Protection Provision and settle the SARs in common shares. No further common shares may be granted under the 1991 Plan, excluding the common shares to be issued upon exercise of outstanding options, warrants and other rights.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Procedures for Review of Related Party Transactions
Our Board of Directors has approved written guidelines for the approval of related party transactions, which gives our Audit Committee the power to approve or disapprove potential related party transactions, as described below. The guidelines for approval of related party transactions are available in print (without charge) to any shareholder upon request. The guidelines for approval of related party transactions provide for the review, approval or ratification of any related party transaction that require disclosure under applicable SEC rules.
For purposes of these guidelines, a “related party transaction” is any transaction to which the Company or any of its subsidiaries is a party and in which any of the following persons has a direct or indirect interest:
(1)	a director, director nominee, or officer of the Company;

(2)	a shareholder of the Company who owns more than five percent (5%) of any class of the Company’s voting securities;

(3)	a member of the immediate family of any person described in (1) or (2) above; and

(4)	an entity in which any person described in (1), (2) or (3) above has a greater than ten percent (10%) equity interest.
In determining whether to approve a related party transaction, the Audit Committee considers the following factors, to the extent relevant:
•	Is the transaction in the normal course of the Company’s business?

•	Are the terms of the transaction fair to the Company?

•	Are the terms of the transaction commercially reasonable? Are the terms of the transaction substantially the same as the terms that the Company would be able to obtain in an arms-length transaction with an unrelated third party?

•	Has the Company obtained an independent appraisal or completed a financial analysis of the transaction? If so, what are the results of such appraisal or analysis?

•	Is the transaction in the best interests of the Company? The Company’s shareholders?
Based on an analysis of these factors (and other additional factors that the Audit Committee may deem relevant based on the circumstances), the Audit Committee takes formal action to either approve or reject the related party transaction.
During fiscal 2007, the Company was party to certain related person transactions within SSC and Cerberus, as described below. The Audit Committee has approved each of these transactions in accordance with our written guidelines.
Real Estate Leases and Subleases with SSC and Affiliates
The Company leases stores and warehouses under various arrangements with our majority shareholder, SSC, and its affiliates. Such leases expire through 2024 and in most cases provide for renewal options. Generally, the Company is required to pay real estate taxes, maintenance, insurance and additional contingent rentals based on aggregate sales in excess of specified levels.

The Company has several leasing agreements with SSC and its affiliates. As of April 10, 2008, the Company leases or subleases from SSC, or affiliates of SSC, 22 store locations, two warehouse facilities, a parcel of land and one office space. The minimum rent for these leases is set forth below with additional contingent rents based on aggregate sales in excess of specified levels for the store locations. Leases and subleases with SSC and its affiliates are for initial periods generally ranging from five to twenty years, provide for renewal options and require the Company to pay real estate taxes, maintenance and insurance.
During the last fiscal year, the Company expensed approximately $12.9 million in related party rent expense.
Future minimum lease payments required under the aforementioned leases, exclusive of real estate taxes, insurance and maintenance costs, as of February 2, 2008 are as follows:

Fiscal Year	Minimum Payments
(in thousands)
2008	$17,516
2009	17,772
2010	17,730
2011	17,879
2012	18,284
Future Years	122,962

Total	$212,143
Merchandise Transactions with SSC and Affiliates
The Company purchases merchandise from affiliates of SSC. SSC and certain of its affiliates manufacture, import, wholesale and license apparel as their principal business. The members of the Company’s merchandising staff use these sources and make their purchasing decisions in the same manner as with unaffiliated sources. Any merchandise purchased from such sources is on terms at least as favorable to the Company as could be obtained in an arm’s-length transaction with an unaffiliated third party. Total purchases by the Company from SSC and its affiliates for fiscal 2007 were approximately $0.7 million, representing less than 0.1% of our total purchases during the fiscal year.
Corporate Services Agreement with SSC
The Company receives services from SSC pursuant to a Corporate Services Agreement (as amended) between the Company and its wholly-owned subsidiaries and SSC. The agreement sets forth the costs of shared services, including specified legal, real estate and administrative services. As of February 2, 2008, the only services the Company receives pursuant to this agreement pertain to real estate and administrative services. The Company believes that it is able to obtain such services at a cost which is equal to or below the cost of providing such services internally or obtaining such services from unaffiliated third parties. For fiscal 2007, the Company paid SSC or its affiliates an aggregate of approximately $1.9 million for such services.
In prior years, the Corporate Services Agreement had provided for participation by the Company in a self-insurance program maintained by SSC. Under this program, the Company was self-insured for purposes of personal injury and property damage, motor vehicle and Ohio workers’ compensation claims up to various specified amounts, and for casualty losses up to $100,000. The Company terminated its participation in this self-insurance program in fiscal 2003. While the Company no longer participates in the program, it continues to remain responsible for liabilities it incurred under the program. For fiscal 2007, the Company paid SSC an immaterial amount for adjustments and administrative costs relating to prior years. The Company’s current insurance arrangements for personal injury and property damage, motor vehicle and Ohio workers’ compensation claims are with unrelated third parties.

Debt Agreements and Warrants
The Company has entered into certain debt agreements and relationships with SSC and Cerberus, each of whom was a related party during fiscal 2007. During fiscal 2007, these agreements and relationships consisted of a non-convertible loan, term loan warrants and conversion warrants, each of which is discussed below.
Non-Convertible Loan and Conversion Warrants
On July 5, 2005, the Company entered into an amended and restated $50.0 million senior non-convertible loan facility (the “Non-Convertible Loan”), held equally by Cerberus and SSC, under which Value City was the borrower and the Company and certain of its wholly-owned subsidiaries were co-guarantors. Pursuant to the Non-Convertible Loan, the Company issued to each of SSC and Cerberus common stock purchase warrants to purchase 8,333,333 of the Company’s common shares (the “Conversion Warrants”), which were exercisable from time to time until the later of June 11, 2007 and the repayment in full of Value City’s obligations under the Non-Convertible Loan.
Under the Conversion Warrants, SSC and Cerberus each had the right, from time to time, in whole or in part, to (i) acquire the Company’s common shares at the conversion price referred to in the Non-Convertible Loan (subject to existing anti-dilution provisions), (ii) acquire from the Company Class A Common Shares of DSW at an exercise price per share equal to the price of the shares sold to the public in DSW’s IPO (subject to anti-dilution provisions) or (iii) acquire a combination thereof. Although the Company does not intend or plan to undertake a spin-off of its DSW Common Shares to the Company’s shareholders, in the event that the Company does effect such a spin-off in the future, the holders of outstanding unexercised Conversion Warrants will receive the same number of DSW Common Shares that they would have received had they exercised their Conversion Warrants in full for the Company’s common shares immediately prior to the record date of such spin-off, without regard to any limitations on exercise contained in the Conversion Warrants. Following the completion of any such spin-off, the Conversion Warrants will be exercisable solely for the Company’s common shares.
Pursuant to a Second Amended and Restated Registration Rights Agreement dated July 5, 2005, the Company granted SSC and Cerberus registration rights with respect to the Company’s common shares issuable upon exercise of the Conversion Warrants.
On August 16, 2006, the Non-Convertible Loan was amended and restated whereby the Company (i) paid $49.5 million of the then aggregate $50.0 million outstanding balance, (ii) secured the remaining $0.5 million balance of the Non-Convertible Loan held equally by SSC and Cerberus with cash collateral accounts, (iii) pledged DSW stock sufficient for the exercise of the Conversion Warrants and (iv) obtained a release of the capital stock of DSW held by the Company used to secure the Non-Convertible Loan.
During fiscal 2006, the Company issued 7,000,000 common shares to Cerberus at an exercise price of $4.50 per share in connection with Cerberus’ exercise of a portion of its Conversion Warrants. During fiscal 2007, the Company issued 1,333,333 common shares to Cerberus at an exercise price of $4.50 per share in connection with Cerberus’ exercise of its remaining Conversion Warrants.
On June 11, 2007, the outstanding principal balance of the Non-Convertible Loan of $0.25 million owed to Cerberus was prepaid, together with accrued interest thereon, when Cerberus completed the exercise of its remaining Conversion Warrants. The final maturity date of the $0.25 million Non-Convertible Loan held by SSC is the earlier of (i) June 10, 2009 or (ii) the date that the Conversion Warrants held by SSC are exercised. The Non-Convertible Loan and the cash collateral accounts were assumed by the Company from Value City in connection with the Company’s disposition of its 81% ownership interest in the Value City business on January 23, 2008.
Term Loan Warrants
The Company previously entered into a financing agreement with SSC and Cerberus, consisting of two term loans in the aggregate principal amount of $100 million (the “Term Loans”). The balance of the Term Loans was repaid in full on July 5, 2005.

In connection with one of the Term Loans, the Company issued to Cerberus and SSC common stock purchase warrants (the “Term Loan Warrants”) to purchase an aggregate of 2,954,792 of the Company’s common shares (subject to adjustment), at an initial exercise price of $4.50 per share. The Term Loan Warrants are exercisable at any time prior to June 11, 2012. In September 2002, Back Bay Capital Funding LLC, an unrelated party (“Back Bay”), bought from each of Cerberus and SSC a $3.0 million interest in each of their Term Loans, and received a corresponding portion of the Term Loan Warrants from each of Cerberus and SSC.
In connection with the repayment of the Term Loans in July 2005, the Company amended the outstanding Term Loan Warrants to provide SSC, Cerberus and Back Bay the right, from time to time, in whole or in part, to (i) acquire the Company’s common shares at the then current conversion price (subject to the existing anti-dilution provisions), (ii) acquire from the Company Class A Common Shares of DSW at an exercise price per share equal to the price of shares sold to the public in DSW’s IPO (subject to anti-dilution provisions) or (iii) acquire a combination thereof. Effective November 23, 2005, Back Bay transferred and assigned its Term Loan Warrants to Millennium Partners, L.P., an unrelated party. Although the Company does not intend or plan to undertake a spin-off of its DSW Common Shares to the Company’s shareholders, in the event that the Company does effect such a spin-off in the future, the holders of outstanding unexercised Term Loan Warrants will receive the same number of DSW Class A Common Shares that they would have received had they exercised their Term Loan Warrants in full for the Company’s common shares immediately prior to the record date of such spin-off, without regard to any limitations on exercise contained in the Term Loan Warrants. Following the completion of any such spin-off, the Term Loan Warrants will be exercisable solely for the Company’s common shares.
Pursuant to a Second Amended and Restated Registration Rights Agreement dated July 5, 2005, the Company granted the holders of the Term Loan Warrants registration rights with respect to the Company’s common shares issuable upon exercise of the Term Loan Warrants.
A summary of outstanding Term Loan Warrants and Conversion Warrants as of April 10, 2008 is presented below:

			Other
	Cerberus(1)	SSC	Holders	Total
Exchangeable for RVI Common Shares

Term Loan Warrants	2,074,169	2,074,169	264,788	4,413,126
Conversion Warrants	—	8,333,333	—	8,333,333

	2,074,169	10,407,502	264,788	12,746,459

Exchangeable for DSW Class A Common Shares

Term Loan Warrants	328,915	328,915	41,989	699,819
Conversion Warrants	—	1,973,685	—	1,973,685

	328,915	2,302,600	41,989	2,673,504

(1)	The Term Loan Warrants held by Cerberus provide that in no event shall such warrant be exercisable to the extent that the issuance of the Company’s common shares to Cerberus upon exercise, after taking into account the Company’s common shares then owned by Cerberus and its affiliates, would result in the beneficial ownership by Cerberus and its affiliates of more than 9.99% of the Company’s common shares outstanding immediately after giving effect to such exercise.

Agreements with DSW
Agreements Relating to DSW’s Separation from the Company
In connection with DSW’s IPO, the Company and DSW entered into agreements governing various interim and ongoing relationships between them. These agreements include:
•	a master separation agreement;

•	a shared services agreement and other intercompany arrangements;

•	a tax separation agreement;

•	an exchange agreement; and

•	a footwear fixture agreement.
Master Separation Agreement
The master separation agreement contains key provisions relating to the separation of DSW’s business from the Company. The master separation agreement requires DSW to exchange information with the Company, follow certain accounting practices and resolve disputes with the Company in a particular manner. DSW also agreed to maintain the confidentiality of certain information and preserve available legal privileges. The master separation agreement also contains provisions relating to the allocation of the costs of DSW’s IPO, indemnification, non-solicitation of employees and employee benefit matters.
Under the master separation agreement, DSW agreed to effect up to one demand registration per calendar year of its Common Shares, whether Class A or Class B, held by Retail Ventures, if requested by Retail Ventures. DSW has also granted Retail Ventures the right to include Retail Ventures’ Common Shares of DSW in an unlimited number of other registrations of such shares initiated by DSW or on behalf of DSW’s other shareholders.
Shared Services Agreement and Other Intercompany Arrangements
Under the shared services agreement, effective as of January 30, 2005, DSW provides services to several subsidiaries of the Company relating to planning and allocation support, distribution services and outbound transportation management, store design and construction management. The Company provides DSW with services relating to import administration, risk management, tax, logistics and inbound transportation management, legal services, financial services, shared benefits administration and payroll.
The initial term of the shared services agreement expired at the end of fiscal 2007 and was automatically extended to the end of fiscal 2008 by operation of the contract. The agreement provides for automatic extensions for additional one-year terms unless terminated by one of the parties. Retail Ventures and DSW are in the process of negotiating the transfer of the following shared service departments to DSW: Finance; Internal Audit; Tax; Human Resource Information Systems; Risk Management and Import Services. The companies have taken steps to begin the transfer of employees in these departments to DSW, but the definitive terms and conditions of the transfer to DSW and the provision of these departments’ services by DSW to RVI entities have not yet been agreed upon. The Company and DSW paid approximately $18.5 million and $9.2 million, respectively, for fiscal 2007 under the shared services agreement.
Also, on December 5, 2006, we entered into an Amended and Restated Shared Services Agreement with DSW, effective as of October 29, 2006 (the “Amended Shared Services Agreement”). Under the terms of the Amended Shared Services Agreement, through Brand Technology Services LLC, a subsidiary of DSW (“BTS”), DSW provides information technology services to Retail Ventures and its subsidiaries, including Value City and Filene’s Basement.

Retail Ventures information technology associates are now employed by BTS. Additionally, DSW agreed with Retail Ventures to include other non-material changes in the Amended Shared Services Agreement.
On December 5, 2006, Retail Ventures, Retail Ventures Services, Inc., Value City and Filene’s Basement, collectively the “RVI Entities”, entered into an IT Transfer and Assignment Agreement (the “IT Transfer Agreement”) with BTS. Under the terms of the IT Transfer Agreement, the RVI Entities transferred certain information technology contracts to BTS. The IT Transfer Agreement was effective as of October 29, 2006.
Prior to and following the DSW IPO, DSW had, and continues to have, the option to use certain administrative and marketing services provided by third party vendors pursuant to contracts between those third party vendors and the Company. DSW reimburses the Company for services provided to DSW by third party vendors as expenses are incurred. These services are provided to DSW by virtue of its status as a Company affiliate and are unrelated to those delineated in the shared services agreement.
Tax Separation Agreement
DSW has historically been included in the Company’s consolidated group (the “Consolidated Group”) for U.S. federal income tax purposes as well as in certain consolidated, combined or unitary groups which include the Company and/or certain of its subsidiaries (a “Combined Group”) for state and local income tax purposes. The Company entered into a tax separation agreement, effective July 2005, pursuant to which the Company and DSW generally will make payments to each other such that, with respect to tax returns for any taxable period in which DSW or any of its subsidiaries are included in the Consolidated Group or any Combined Group, the amount of taxes to be paid by DSW is determined, subject to certain adjustments, as if DSW and each of its subsidiaries included in the Consolidated Group or Combined Group filed their own consolidated, combined or unitary tax return. The Company prepares pro forma tax returns for DSW with respect to any tax return filed with respect to the Consolidated Group or any Combined Group in order to determine the amount of tax separation payments under the tax separation agreement. DSW has the right to review and comment on such pro forma tax returns.
The Company is exclusively responsible for preparing and filing any tax return with respect to the Consolidated Group or any Combined Group. DSW generally is responsible for preparing and filing any tax returns that include only DSW and its subsidiaries. The Company agreed to undertake to provide these services with respect to DSW’s separate tax returns. For the tax services to be provided to DSW by the Company, DSW pays the Company a monthly fee equal to 50% of all costs associated with the maintenance and operation of the Company’s tax department (including all overhead expenses). In addition, DSW reimburses the Company for 50% of any third party fees and expenses generally incurred by the Company’s tax department and 100% of any third party fees and expenses incurred by the Company’s tax department solely in connection with the performance of the tax services to be provided to DSW.
The Company is primarily responsible for controlling and contesting any audit or other tax proceeding with respect to the Consolidated Group or any Combined Group; provided, however, that, except in cases involving taxes relating to a spin-off, DSW has the right to control decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any item for which DSW is solely liable under the tax separation agreement. Pursuant to the tax separation agreement, DSW has the right to control and contest any audit or tax proceeding that relates to any tax returns that include only DSW and its subsidiaries. The Company and DSW have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment for which the Company and DSW could be jointly liable, except in cases involving taxes relating to a spin-off. Disputes arising between the parties relating to matters covered by the tax separation agreement are subject to resolution through specific dispute resolution provisions.
DSW has been included in the Consolidated Group for periods in which the Company owned at least 80% of the total voting power and value of DSW’s outstanding stock. Following DSW’s IPO in July 2005, DSW is no longer included in the Consolidated Group. Each member of a consolidated group for U.S. federal income tax purposes is jointly and severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Similarly, in some jurisdictions, each member of a consolidated, combined or unitary group for state, local or foreign income tax purposed is jointly and severally liable for the state, local or foreign income tax liability of each other member of the consolidated, combined or unitary group. Accordingly, although the tax separation agreement allocates tax liabilities between the Company and DSW, for any period in which DSW was included in the Consolidated Group or a Combined Group, DSW could be liable in the event that any income tax liability was incurred, but not discharged, by any other member of the Consolidated Group.
The Company has informed DSW that it does not intend or plan to undertake a spin-off of DSW’s common shares to the Company’s shareholders. Nevertheless, the Company and DSW agreed to set forth their respective rights, responsibilities and obligations with respective to any possible spin-off in the tax separation agreement. If the Company were to decide to pursue a possible spin-off, DSW agreed to cooperate and to take any and all actions reasonably requested by the Company in connection with such a transaction. DSW also agreed not to knowingly take or fail to take any actions that could reasonably be expected to preclude the Company’s ability to undertake a tax-free spin-off. In addition, DSW generally would be responsible for any taxes resulting from the failure of a spin-off to qualify as a tax-free transaction to the extent such taxes are attributable to, or result from, any action or failure to act by DSW or certain transactions in DSW common shares (including transactions over which DSW would have no control, such as acquisitions of DSW common shares and the exercise of warrants, options, exchange rights, conversion rights or similar arrangements with respect to DSW common shares) following or preceding a spin-off. DSW would also be responsible for a percentage (based on the relative market capitalizations of DSW and the Company at the time of such spin-off) of such taxes to the extent such taxes are not otherwise attributable to DSW or the Company. The agreements in connection with such spin-off matters last indefinitely. In addition, present and future majority-owned affiliates of Retail Ventures or DSW will be bound by our agreements, unless Retail Ventures or DSW, as applicable, consent to grant a release of an affiliate (such consent cannot be unreasonably withheld, conditioned or delayed), which may limit our ability to sell or otherwise dispose of such affiliates. Additionally, a minority interest participant in a future joint venture, if any, would need to evaluate the effect of the tax separation agreement on such joint venture, and such evaluation may negatively affect its decision whether to participate in such a joint venture. Furthermore, the tax separation agreement may negatively affect our ability to acquire a majority interest in a joint venture.
Exchange Agreement
In connection with the DSW IPO, the Company entered into an exchange agreement with DSW which was effective as of July 2005. In the event that the Company desires to exchange all or a portion of the DSW Class B Common Shares it holds for DSW Class A Shares, DSW agreed to issue to the Company an equal number of duly authorized, validly issued, fully paid and nonassessable DSW Class A Shares in exchange for the Class B Common Shares of DSW held by the Company. The Company may make one or more requests for such exchange, covering all or a part of the Class B Common Shares of DSW that it holds.
Footwear Fixture Agreement
Effective July 2005, the Company entered into an agreement with DSW relating to DSW’s patented footwear display fixtures. DSW agreed to sell the Company, upon its request, the fixtures covered by the patents at the cost associated with obtaining and delivering such fixtures. In addition, DSW agreed to pay the Company a percentage of any net profit it may receive should DSW ever market and sell the fixtures to third parties.

Agreements between DSW and Filene’s Basement for Leased Shoe Departments
Effective as of January 30, 2005, DSW updated and reaffirmed the contractual arrangement with Filene’s Basement related to combination DSW/Filene’s Basement stores. Under the new agreement, DSW has the exclusive right to operate leased shoe departments with 10,000 square feet or more of selling space in Filene’s Basement stores. DSW owns the merchandise, records sales of merchandise net of returns and sales tax, and receives a per-store license fee for use of its name on the stores. DSW pays a percentage of net sales as rent. The employees that supervise the shoe departments are DSW employees who report directly to DSW supervisors. Filene’s Basement provides the fixtures and sales associates. As of February 2, 2008, this agreement pertained to only three combination DSW/Filene’s Basement stores. DSW paid approximately $2.9 million in total fees and expenses for fiscal 2007 under this agreement.
Effective as of January 30, 2005, DSW updated and reaffirmed the contractual arrangement with Filene’s Basement related to the smaller leased shoe departments. Under the new agreement, DSW has the exclusive right to operate leased shoe departments with less than 10,000 square feet of selling space in Filene’s Basement stores. DSW owns the merchandise, records sales net of returns and sales tax and provides supervisory assistance in all covered locations. DSW pays a percentage of net sales as rent. Filene’s Basement provides the fixtures and sales associates. As of February 2, 2008, DSW operated leased shoe departments in 33 of these Filene’s Basement stores. DSW paid approximately $9.3 million in total fees and expenses for fiscal 2007 under this agreement.
Agreement between DSW and Filene’s Basement for Atrium Space at DSW’s Union Square Store in Manhattan
Effective as of January 30, 2005, DSW entered into a shared expenses agreement with Filene’s Basement related to the shared atrium space connecting Filene’s Basement’s leased spaced at Union Square and DSW’s Union Square store leased space, and for other expenses related to DSW’s leased space, which are located in the same building in New York, New York. Under that agreement, DSW has agreed to share with Filene’s Basement expenses related to the use and maintenance of the atrium space and to share other expenses related to the operation and maintenance of the Filene’s Basement leased space and the DSW leased space. Filene’s Basement’s and DSW’s respective share of these expenses were immaterial for fiscal 2007.
Registration Rights Agreements
Under the master separation agreement, DSW agreed to effect up to one demand registration per calendar year of DSW common shares, whether Class A or Class B, held by the Company, if requested by the Company. DSW has also granted the Company the right to include the Company’s common shares of DSW in an unlimited number of other registrations of such shares initiated by DSW or on behalf of DSW’s other shareholders.
DSW also entered into a registration rights agreement with Cerberus and SSC, under which it agreed to register in specified circumstances the DSW Class A Shares issued to Cerberus and SSC upon exercise of their warrants for DSW Class A Shares. Under this agreement, each of Cerberus (together with transferees of at least 15% of its interest in registrable DSW common shares) and SSC (together with transferees of at least 15% of its interest in registrable DSW common shares) may request up to five demand registrations with respect to the DSW Class A Shares issued to them upon exercise of their warrants provided that no party may request more than two demand registrations, except that each of Cerberus and SSC may request up to three demand registrations. The agreement also granted Cerberus and SSC the right to include these DSW Class A Shares in an unlimited number of other registrations of any of DSW’s securities initiated by DSW or on behalf of DSW’s other shareholders (other than a demand registration made under the agreement).

Union Square Store Guaranty by the Company
In January 2004, DSW entered into a lease agreement with an unrelated third party for its Union Square store in Manhattan, New York. In connection with the lease, the Company has agreed to guarantee payment of DSW’s rent and other expenses and charges and the performance of its other obligations. The annual rent payment under the lease was $1.2 million for fiscal 2007.
Intercompany Accounts
Prior to DSW’s IPO, DSW and the Company used intercompany transactions in the conduct of their operations. Under this arrangement, the Company acted as a central processing location for payments for the acquisition of merchandise, payroll, outside services, capital additions and expenses by controlling the payroll and accounts payable activities for all the Company’ subsidiaries, including DSW. DSW transferred cash received from sales of merchandise to cash accounts controlled by the Company. The concentration of cash and the offsetting payments for merchandise, expenses, capital assets and accruals for future payments were accumulated on DSW’s balance sheet in advances to affiliates. The balance of advances to affiliates fluctuated based on DSW’s activities with the Company.
After DSW’s IPO in July 2005, DSW’s intercompany activities became limited to those arrangements set forth in the shared services agreement and the other agreements described in this proxy statement. DSW no longer concentrates its cash from the sale of merchandise into the Company’s accounts but into its own DSW accounts. DSW also pays for its own merchandise, expenses and capital additions from newly established disbursement accounts. Any intercompany payments are made pursuant to the terms of the shared services agreement and other agreements described in this proxy statement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Company engaged Deloitte & Touche LLP as its independent registered public accounting firm to audit its consolidated financial statements for fiscal 2007. Services provided by Deloitte & Touche LLP for each of fiscal 2007 and 2006 and the related fees are described under the caption “Audit and Other Service Fees” beginning on page 14 of this proxy statement. The Audit Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the work of the independent registered public accounting firm, and has the sole responsibility to retain and replace the Company’s independent registered public accounting firm. As of the date of this proxy statement, the Audit Committee has not yet completed its assessment regarding the selection of the Company’s independent auditors for fiscal 2008. The Company, in selecting its independent auditors for fiscal 2008, will adhere to the applicable laws, regulations and rules concerning auditor independence established by the SEC, NYSE and the Sarbanes-Oxley Act of 2002.
A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if so desired.
OTHER MATTERS
Shareholder Proposals Pursuant to Rule 14a-8
In order to be considered for inclusion in the proxy statement and form of proxy distributed to shareholders prior to the annual meeting of shareholders in 2009, a shareholder proposal submitted pursuant to SEC Rule 14a-8 must be received by the Company no later than January 5, 2009. Written requests for inclusion should be addressed to: Corporate Secretary, 3241 Westerville Road, Columbus, Ohio 43224. It is suggested that you mail your proposal by certified mail, return receipt requested.
Shareholder Proposals Other Than Pursuant to Rule 14a-8
With respect to any shareholder proposal not submitted pursuant to SEC Rule 14a-8 in connection with the Company’s 2009 annual meeting of shareholders, the proxy for such meeting will confer discretionary authority to vote on such proposal unless (i) the Company is notified of such proposal not later than March 21, 2009, and (ii) the proponent complies with the other requirements set forth in SEC Rule 14a-4.
Communications with the Board of Directors
Shareholders and other interested parties may communicate with the Board of Directors or individual directors (including the non-employee directors as a group or the presiding director) directly by writing to the directors in care of the Secretary of the Company, 3241 Westerville Road, Columbus, Ohio 43224, in an envelope clearly marked “shareholder communication” or “interested party communication,” as applicable. Such communications will be provided promptly and, if requested, confidentially to the specified directors.

General Information
A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 2, 2008 AS FILED WITH THE SEC ON APRIL 25, 2008, AS THE SAME MAY BE AMENDED, WILL BE SENT TO ANY SHAREHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO INVESTOR RELATIONS DEPARTMENT, 3241 WESTERVILLE ROAD, COLUMBUS, OHIO 43224.
Management knows of no other business which may be properly brought before the Annual Meeting. However, if any other matters shall properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters.
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED STAMPED, SELF-ADDRESSED ENVELOPE.

By Order of the Board of Directors,

/s/ James A. McGrady

James A. McGrady Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Appendix A
RETAIL VENTURES, INC.
3241 Westerville Road, Columbus, Ohio 43224

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — JUNE 3, 2008
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned shareholder of Retail Ventures, Inc. (the “Company”) hereby appoints Heywood Wilansky, James A. McGrady and Julia A. Davis, or any one of them, as attorneys and proxies with full power of substitution to each, to vote all common shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the corporate offices of DSW Inc., 810 DSW Drive, Columbus, Ohio 43219, on Tuesday, June 3, 2008, at 11:00 a.m. Eastern Daylight Savings Time, and at any adjournment or postponement thereof, with all of the powers such undersigned shareholder would have if personally present, for the following purposes:
1.	Election of the following Directors:
(1) Henry L. Aaron
(2) Ari Deshe
(3) Jon P. Diamond
(4) Elizabeth M. Eveillard
(5) Lawrence J. Ring
(6) Jay L. Schottenstein
(7) Harvey L. Sonnenberg
(8) James L. Weisman
(9) Heywood Wilansky

☐	FOR ALL NOMINEES	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	FOR ALL NOMINEES EXCEPT
(Instruction: To withhold authority for one or more nominees, mark “FOR ALL NOMINEES EXCEPT” and write each such nominee’s name on the line below.)

This proxy, when properly executed, will be voted as directed by the undersigned shareholder. If no directive is made, the common shares represented by this proxy will be voted “FOR” the election of the named director nominees. If any other matters are brought before the Annual Meeting, or if a director nominee is unable to serve or for good cause will not serve, the common shares represented by this proxy will be voted in the discretion of the proxies on such matters or for such substitute nominee(s) as the Board of Directors may recommend.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated May 5, 2008, the Proxy Statement of the Company furnished therewith and the Company’s 2007 Annual Report to Shareholders which includes the Company’s Annual Report on Form 10-K for the fiscal year ended February 2 2008. Any proxy heretofore given to vote the common shares which the undersigned is entitled to vote at the Annual Meeting is hereby revoked.
PLEASE SIGN AND DATE THIS PROXY BELOW AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Dated:	, 2008

Signature

Signature

Signature(s) shall agree with the name(s) printed on this Proxy. If shares are registered in two names, both shareholders should sign this Proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the shareholder is a corporation, please sign in full corporate name by an authorized officer. If the shareholder is a partnership or other entity, please sign that entity’s name by authorized person. (Please note any change of address on this Proxy.)